As filed with the Securities and Exchange Commission August 15, 2000
                                                            File No. 333-71091



                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933


                               Amendment No. 6


                     IBF VI -- SECURED LENDING CORPORATION
          (Name of small business issuer as specified in its charter)

           Delaware                                          52-2139510
(State or Other Jurisdiction of                            (IRS Employer
Incorporation or Organization)                           Identification No.)

                         1733 Connecticut Avenue, N.W.
                             Washington, DC 20009
                                (202) 588-7500
   (Address and telephone number of registrant's principal executive offices and principal place of business)

                               Simon A. Hershon
                     IBF VI -- Secured Lending Corporation
                         1733 Connecticut Avenue, N.W.
                             Washington, DC 20009
                                (202) 588-7500
           (Name, address and telephone number of agent for service)

                                  Copies to:

H. John Steele, Esq.                        Arthur Don, Esq.
Brown & Wood LLP                            Steve Curtis, Esq.
1666 K Street, N.W.                         D'Ancona & Pflaum LLC
Washington, DC  20006-1208                  111 East Wacker Drive, Suite 2800
(202) 533-1460                              Chicago, IL  60601
(202) 533-1399 fax                          (312) 602-2000
                                            (312) 602-3000 fax

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

The securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]



                                                 CALCULATION OF REGISTRATION FEE


----------------------------------------------------------------------------------------------------------------------------
 Title of each class of securities    Dollar amount to      Proposed maximum         Proposed maximum         Amount of
          to be registered              be registered    offering price per unit    aggregate offering     registration fee
                                                                                        price
============================================================================================================================
Current Interest Subordinated Bonds

    Accretion Subordinated Bonds         $50,000,000             $1,000                 $50,000,000            $13,900*
----------------------------------------------------------------------------------------------------------------------------
*Previously paid.


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                     IBF VI - SECURED LENDING CORPORATION
             Cross-Reference Sheet Showing Location in Prospectus,
            Filed as Part of Registration Statement, of Information
                             Required by Form SB-2


Item
Number in
Form SB-2       Item Caption in Form SB-2                                          Location in Prospectus
---------       -------------------------                                          ----------------------
      1         Front of Registration Statement and Outside Front Cover of
                Prospectus.......................................................  Front Cover Page
      2         Inside Front and Outside Back Cover Pages of Prospectus..........  Inside Front Cover Page; Back
                                                                                   Cover Page

      3         Summary Information and Risk Factors.............................  Prospectus Summary; Risk Factors

      4         Use of Proceeds..................................................  Use of Proceeds

      5         Determination of Offering Price..................................  Not Applicable

      6         Dilution.........................................................  Not Applicable

      7         Selling Security Holders.........................................  Not Applicable

      8         Plan of Distribution.............................................  Front Cover Page; Plan of
                                                                                   Distribution
      9         Legal Proceedings................................................  Management

      10        Directors, Executive Officers, Promoters and Control Persons.....  Prospectus Summary; Certain
                                                                                   Relationships and Related
                                                                                   Transactions

      11        Security Ownership of Certain Beneficial Owners and Management...  Prospectus Summary; Certain
                                                                                   Relationships and Related
                                                                                   Transactions

      12        Description of Securities........................................  Description of the Bonds; Cover
                                                                                   Page of Registration Statement;
                                                                                   Cover Page of Prospectus;
                                                                                   Prospectus Summary; Risk
                                                                                   Factors; Investor Suitability
                                                                                   and Minimum Investment
                                                                                   Requirements; Subscription
                                                                                   Procedures
      13        Interest of Named Experts and Counsel............................  Not Applicable

      14        Disclosure of Commission Position on Indemnification for
                Securities Act Liabilities.......................................  Risk Factors

      15        Organization within Last Five Years..............................  Prospectus Summary; Certain
                                                                                   Relationships and Related
                                                                                   Transactions

      16        Description of Business..........................................  Front Cover Page; Prospectus
                                                                                   Summary; Management's Discussion
                                                                                   and Analysis of Liquidity and
                                                                                   Capital Resources; Management;
                                                                                   Certain Relationships and
                                                                                   Related Transactions; Risk
                                                                                   Management; Operating Policies
                                                                                   and Objectives; Investment
                                                                                   Guidelines; Risk Factors;
                                                                                   Additional Information

      17        Management's Discussion and Analysis or Plan of Operation........  Operating Policies and
                                                                                   Objectives; Management's
                                                                                   Discussion and Analysis of
                                                                                   Liquidity and Capital Resources

      18        Description of Property..........................................  Prospectus Summary; Risk
                                                                                   Factors; Use of Proceeds;
                                                                                   Investment Guidelines; Initial
                                                                                   Mortgage Loan Acquisitions;
                                                                                   Management; Certain Legal
                                                                                   Aspects of Mortgage Loans and
                                                                                   Real Property Investments

      19        Certain Relationships and Related Transactions...................  Management; Certain
                                                                                   Relationships and Related
                                                                                   Transaction

      20        Market for Common Equity and Related Stockholder Matters.........  Prospectus Summary; Certain
                                                                                   Relationships and Related
                                                                                   Transactions

      21        Executive Compensation...........................................  Not Applicable

      22        Financial Statements.............................................  Appendix I and Appendix II to
                                                                                   the Prospectus

      23        Changes In and Disagreements With Accountants on Accounting and
                Final Disclosure.................................................  Not Applicable

      24        Indemnification of Officers and Directors........................  Part II of Registration Statement

      25        Other Expenses of Issuance and Distribution......................  Part II of Registration Statement

      26        Recent Sales of Unregistered Securities..........................  Part II of Registration Statement

      27        Exhibits.........................................................  Exhibits to Registration
                                                                                   Statement
      28        Undertakings.....................................................  Part II of Registration Statement


Prospectus Supplement                                                    [LOGO]
(To Prospectus dated August 18, 2000)



                                  $50,000,000
                     IBF VI -- Secured Lending Corporation
                Current Interest Subordinated Bonds - Due 2006
                    Accretion Subordinated Bonds - Due 2006

Interest Rates

         The unsecured current interest subordinated bonds due December 31, 2006 we are offering will bear interest at the rate of 10.75% per annum. The unsecured accretion subordinated bonds due December 31, 2006 we are offering will accrete interest at the rate of 10.75% per annum, compounded quarterly. If an election is made to pay current interest on any accretion subordinated bonds, we will pay current interest at the rate of 10.75% per annum.

Redemption Price

         The redemption price of any bond will be equal to 100% of the principal amount of the bond plus any related accrued or accreted interest through the date of redemption. The table below shows redemption prices of $1,000 increments of accretion subordinated bonds on June 30, 2001, at each following June 30 prior to maturity and at maturity on December 31, 2006. The redemption price of accretion subordinated bonds redeemed between these dates would include an additional amount reflecting the additional interest accreted since the immediately preceding date in the table to the actual redemption date.


                                      Accretion Bond
                                         Original                                                Redemption
       Redemption Date               Principal Amount            Accreted Interest                 Price
                                     ----------------            -----------------               -----------

June 30, 2001..............              $1,000                        $93.29                    $1,093.29
June 30, 2002..............               1,000                        123.48                     1,216.77
June 30, 2003..............               1,000                        137.46                     1,354.23
June 30, 2004..............               1,000                        152.96                     1,507.19
June 30, 2005..............               1,000                        170.23                     1,677.42
June 30, 2006..............               1,000                        189.47                     1,866.89
December 31, 2006 - Stated
     Maturity..............               1,000                        102.62                     1,969.51

This table assumes you purchased your bond on August 1, 2000. Interest will begin accruing on a bond from the date of its issuance by IBF VI. Your actual redemption schedule will be different if you purchase your bond on any other date and will be given to you when you purchase your bond.


         An offer can only be made by the prospectus dated August 18, 2000, delivered with a copy of this prospectus supplement. See "Risk Factors" for certain information you should consider before you purchase bonds.


                        National Securities Corporation


          The date of this prospectus supplement is August 18, 2000.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus                                                             [LOGO]

                                  $50,000,000
                     IBF VI -- Secured Lending Corporation
                      Current Interest Subordinated Bonds
                         Accretion Subordinated Bonds

         IBF VI - Secured Lending Corporation is offering its unsecured current interest subordinated bonds and its unsecured accretion subordinated bonds. There is no market for you to resell your bonds.

         We will provide the maturity date and the interest rates currently being offered on the bonds in a prospectus supplement to this prospectus. You should read this prospectus and the prospectus supplement carefully before you invest.

         See "Risk Factors" beginning on page 3 for certain information you should consider before you purchase bonds.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

         The Attorney General of the State of New York has not passed on or endorsed the merits of this offering. Any representation to the contrary is unlawful.


                                      Price To               Sales               Proceeds To
                                       Public              Commission              Company

Per bond                                   100%                   8%                     92%
Minimum                                $500,000              $40,000                $460,000
Maximum                             $50,000,000           $4,000,000             $46,000,000


         The offering is made through National Securities Corporation, as underwriter on a best efforts basis. If less than $500,000 of bonds are sold within three months following the date of this prospectus, or within six months following the date of this prospectus if we and the underwriter elect an extension, all proceeds raised will be promptly returned to investors with interest. All proceeds from the sale of bonds will be placed in escrow pending investment by IBF VI - Secured Lending Corporation or return to investors. If the minimum amount of bonds is sold within the initial offering period, then the offering will continue until the earliest of the date on which the maximum amount of bonds are sold, the date on which IBF VI - Secured Lending Corporation elects to terminate this offering in its sole discretion, or December 31, 2001.

                        National Securities Corporation



                The date of this prospectus is August 18, 2000.

                               Table of Contents



Prospectus Summary..........................................................................1

Risk Factors................................................................................2

Description of the Bonds....................................................................6

Forward-Looking Statements.................................................................12

Use of Proceeds............................................................................13

Management's Discussion and Analysis  of Liquidity and Capital Resources...................13

Operating Policies and Objectives..........................................................15

Investment Guidelines......................................................................16

Risk Management............................................................................24

Significant Acquisitions...................................................................27

Management.................................................................................28

Regulatory Matters.........................................................................35

Certain Relationships and Related Transactions.............................................36

Indemnification............................................................................37

Certain Legal Aspects of Mortgage Loans and Real Property Investments......................38

Certain United States Federal Income Tax Considerations....................................40

Plan of Distribution.......................................................................43

Investor Suitability and Minimum Investment Requirements; Subscription Procedure...........44

Legal Matters..............................................................................45

Experts....................................................................................46

Additional Information.....................................................................46

Appendix I - Audited Financial Statements.................................................I-1

Appendix II - Interim Financial Statements...............................................II-1

Appendix III - Subscription Agreement...................................................III-1


                              Prospectus Summary

The Issuer

         The issuer, IBF VI - Secured Lending Corporation which is referred to as "IBF VI" in this prospectus, is a Delaware corporation organized on June 8, 1998. IBF VI changed its name from IBF VI Participating Income Corporation on May 11, 2000. IBF VI is a direct, wholly owned subsidiary of InterBank Funding Corporation, a Delaware corporation, and an affiliate of IBF Management Corp. and InterBank Consultants, Inc. In this prospectus, InterBank Funding Corporation is referred to as "InterBank," IBF Management Corp. is referred to as "IBF Management" and InterBank Consultants, Inc. is referred to as "IB Consultants." The principal offices of IBF VI and its affiliates are located at 1733 Connecticut Avenue, N.W., Washington, DC 20009, telephone number (202) 588-7500.

Business

         IBF VI will engage either directly, or through one or more wholly owned affiliates, in the following businesses:

          o Purchasing and originating loans secured more than 100% by the value of commercial and residential real estate, which may include distressed properties, properties located outside the United States and residential mortgage loans made to borrowers whose credit standing would not qualify them for bank, Fannie Mae or Freddie Mac guidelines;

          o Purchasing and originating other commercial real estate related loans and commercial loans that are collateralized by non-real estate property;

          o Issuing nonrecourse collateralized mortgage bonds and entering into short-term financings secured by, and used to finance the purchase of, its loans;

          o Through a management agreement with its affiliate, IBF Management, and through management or servicing agreements with one or more unaffiliated parties, manage and service its loans.

IBF VI may also invest in subordinated interests in residential or commercial mortgage-backed securities.

         IBF VI's investment objective is to purchase and originate loans that will produce an average annual percentage rate of return of at least 18 percent. IBF VI will attempt to obtain this rate of return through a combination of origination fees, stated interest, discount fees and leverage. This strategy requires that IBF VI originate or acquire certain non-conforming loans, distressed loans, subordinated interests in pools of loans and enter into substantial leverage, all of which will typically involve a high degree of risk. Management has broad discretion in selecting the investments IBF VI will acquire or make.

The Offering

Bonds Offered                             Up to $50,000,000 aggregate
                                          principal amount of current interest
                                          subordinated bonds and accretion
                                          subordinated bonds. Each class of
                                          bonds will be general unsecured,
                                          subordinated debt of IBF VI.

Denominations                             The minimum principal amount of
                                          bonds you can purchase is $5,000
                                          unless there is a higher requirement
                                          in your state of residence. However,
                                          the minimum purchase for individual
                                          retirement accounts and Keogh plans
                                          is $2,000. After the minimum
                                          purchase, sales will be made in
                                          increments of $1,000.

Maturity Date                             The bonds will mature no later
                                          than December 31, 2007, as set forth
                                          in the related prospectus
                                          supplement.

Interest For the current interest subordinated bonds, interest accrues at the stated rate set forth in the related prospectus supplement and is payable quarterly, unless you purchase more than $15,000 of bonds and elect to receive interest monthly. Stated interest will have a priority in payment over management fees due to IBF Management for the same period.

                                          Interest will not be paid on the
                                          accretion subordinated bonds unless
                                          there is an election to do so by you
                                          or IBF VI. The original issue
                                          discount on the accretion
                                          subordinated bonds is the difference
                                          between the original principal
                                          amount and the redemption price.

Redemption                                IBF VI may redeem any portion of
                                          your bonds from time to time after
                                          June 30, 2001. In addition, your
                                          bonds may be tendered by you for
                                          redemption under limited
                                          circumstances, including your death
                                          or other hardship circumstances. Any
                                          redemption of the bonds for hardship
                                          reasons will

                                          o    require to delivery by you of a
                                               request for hardship exemption,

                                          o    be reduced by a penalty
                                               described in this prospectus,

                                          o    be at the discretion of IBF VI,
                                               and

                                          o    be limited to 10% of the
                                               aggregate principal amount of
                                               the bonds for each calendar
                                               year.

No Rating                                 The bonds are not rated.

                                 Risk Factors

         Before you invest in our bonds, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the other information included in this prospectus before you decide to purchase any of the bonds we are offering.

Risks Related to the Offering

         Your bonds are not insured and will only be repaid if our business is successful. No governmental or private agency insures the bonds offered by this prospectus. As a holder of the bonds you will only be repaid if our assets and the income produced from our operations are sufficient to make repayment.

         Your bonds are unsecured and second in right of repayment to our senior debt and adequate funds may not be available to repay your bonds after satisfying the senior debt. The bonds offered by this prospectus will be subordinated, or second in right of repayment, to our senior debt. If we are unable to repay any senior debt we incur and your bonds, our senior debt would have to be paid in full prior to payment of your bonds, which may not leave adequate funds to repay your bonds.

         There is no limitation on the amount of senior debt we can incur which may become a substantial liability for our operations and adversely affect our ability to repay your bonds. Senior debt includes any indebtedness incurred in connection with our borrowing -- including our subsidiaries -- from a bank, trust company, insurance company, or from any other institutional lender and does not have to be specifically designated as "senior debt." If we have a significant amount of senior debt, our operations will need to earn substantial income to repay the senior debt which would not leave adequate funds to repay your bonds.

         You may never be able to resell your bonds because there is no secondary market for bonds. There is no public market for the bonds. According, you may never be able to resell your bonds and should purchase the bonds only if you are prepared to make a long-term investment with the expectation of holding the bonds until maturity.

         A default by us in paying interest or principal on your bonds could result in the acceleration of the maturity of your bonds and a termination of your investment. If we default in our obligation to pay you interest or principal on the bonds or there is a default under the indenture, the indenture trustee or the holders of 30% of the outstanding bonds acting together may accelerate the due date of all principal and interest on the bonds. Although the holders of a majority of the bonds outstanding could vote to waive the default, if they are unwilling to do so your investment in the bonds would be terminated through prepayment, which may or may not result in full payment on the bonds, even if you would prefer that your investment continue until the original maturity.

Risks Related to Our Business

         Non-performing loans are risky investments and may cause us to suffer losses or delays in payment on the loans, resulting in the inability to repay your bonds. We plan to acquire non-performing loans secured by real estate or other non-real estate assets. Non-performing loans may entail a higher risk of loss or delayed payment than loans typically extended by commercial banks. In the event we experience higher losses or delays in payment on non-performing loans than expected, we may be unable to repay your bonds.

         We may suffer greater losses and be unable to repay your bonds due to the potential lack of diversification of the loans and investments. If we do not sell all of the bonds offered under this prospectus, we will be limited in our ability to diversify our loan portfolio. The lack of sufficient diversification and the dependence on a small number of loans and investments creates the risk that the non-performance of any one loan or, in the case of a non-performing loan acquired by us, lower than expected net liquidation proceeds, could prevent us from being able to repay your bonds.

         The existence of conflicts of interest could negatively affect the quality of our loans and investments and decrease the return on investment and the amount available to repay your bonds. Simon A. Hershon and Ehud D. Laska, both officers and directors of IBF VI, are the owners of InterBank, which is the sole stockholder of IBF VI. Simon A. Hershon is also the sole stockholder of IBF Management and IB Consultants. InterBank owns other business entities that acquire and make loans for their own accounts, and many investments appropriate for IBF VI also will be appropriate for these other accounts. Management's duties on behalf of these other entities may cause conflicts of interest when they are presented with loan and investment opportunities that could be of benefit to us and to those other entities. We will have to rely on their judgment as to the proper allocation of these loan and investment opportunities in a manner that does not adversely affect the quality or return on our investment.

         We may make loans to affiliates of InterBank or acquire investments from InterBank. There is a potential conflict of interest when management has an interest in the lender and the borrower. Any lost loan or investment opportunities or disadvantageous loan terms caused by the existence of conflicts of interest may affect our return on investment and reduce the amount available to repay your bonds.

         Subordinated loans on real estate have higher risks of loss and could reduce income available to repay your bonds. We may originate or acquire loans secured directly by commercial real estate or by the equity ownership in the real estate, including loans that are subordinate to first liens on the real estate. Loans that are subordinate to first liens on real estate have greater risks of loss than first lien mortgage loans. An overall decline in the real estate market could adversely affect the value of the real property securing these loans such that the aggregate outstanding balance of the second lien loan and the balance of the more senior loan on the real property exceed the value of the real property. Our income could be adversely affected by larger than expected losses resulting from these types of impairment in value and reduce our ability to repay your bonds.

         Our business may be adversely affected if our hedging strategy is not successful which would reduce income available to repay your bonds. If we purchase loans for issuance of collateralized mortgage bonds, but the collateralized mortgage bonds are not issued simultaneously with the loan purchase, we may hedge the value of the loans in an effort to lock in some or all of the value of the loans until the collateralized mortgage bonds can be issued. Our performance may be affected adversely if we do not hedge effectively against interest rate and other risks. No hedging strategy will insulate us completely from interest rate risk. A liquid secondary market may not exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in losses and reduce income available to repay your bonds.

         If we invest in subordinate interests in mortgages pledged as collateral for senior, secured debt securities and the collateral does not perform as anticipated, we could suffer losses which reduce income available to repay your bonds. We plan to purchase subordinate interests in pools of loans that have been pledged as collateral for senior, secured debt securities. These interests have special risks, including a substantially greater risk of loss of principal and non-payment of interest than the senior, secured debt classes. If the collateral securing the senior, secured debt does not perform as well as we anticipate at the time of making the investment, we may suffer losses or not achieve the yields we need to repay your bonds.

         Lending to credit-impaired borrowers may cause us to suffer losses on our loans and reduce income available to pay interest and principal on your bonds. A significant portion of our loans will be made to borrowers who are either unable or unwilling to obtain financing from traditional sources, such as commercial banks. Loans made to these borrowers may entail a higher risk of delinquency and loss than loans made to borrowers who use traditional financing sources. In the event our loans experience higher delinquencies, foreclosures or losses than anticipated, our results of operations or financial condition would be adversely affected and we may not be able to repay your bonds.

         We are dependent upon financing the fund our operations and failure to obtain financing will adversely affect our business plans and our ability to repay indebtedness. We are dependent upon the availability of financing to fund our operations. For our ongoing operations, we are dependent upon frequent financings, including:

          o    the sale of unsecured subordinated debt securities;

          o short term borrowings secured by mortgage loans used to purchase mortgage loans or "warehouse credit facilities";

          o    lines of credit; and

          o    funds received from offerings of collateralized mortgage bonds.

         Any failure to obtain adequate funding under a warehouse credit facility or other borrowings could hurt our cash flow and profitability. To the extent that we are not successful in maintaining or replacing existing subordinated debt securities upon maturity, we would have to limit our loan originations or sell loans earlier than intended which could have a negative effect on our results of operations and financial condition and our ability to pay interest and principal on your bonds.


         If we are required to register as an investment company under the Investment Company Act, we would become subject to restrictions that would prevent us from operating profitably enough to repay your bonds. We must maintain an exemption from the Investment Company Act of 1940 so as not to become regulated as an investment company. If we are unable to satisfy an exemption from the Investment Company Act and must register as an investment company, we will be unable to achieve our business plan, including our desired leverage and yield objectives, and engaging in transactions with affiliates, among other restrictions. These restrictions could prevent us from fully repaying your bonds. Section 3(c)(5)(C) of the Investment Company Act excludes from regulation entities that are primariliy engaged in the business of purchasing or otherwise acquiring "mortgages and other liens on and interests in real estate." In order to qualify for this exemption, we, together with our wholly-owned subsidiaries, must, among other things, at all times hold not less than 80% of our total assets as qualifying mortgage loans and mortgage-related assets. We refer you to the discussion under "Regulatory Matters--Investment Company Act exemption" later in this prospectus where this exemption is discussed in greater detail.

         After the commencement of the sale of bonds under this prospectus, we may be required to temporarily invest bond proceeds in short-term liquid investments until we identify qualifying mortgage loans for purchase. We will not purchase any non-qualifying loans or investments during such period. Nevertheless, we may be required to rely on Rule 3a-2 of the Investment Company Act, which provides a temporary exception not to exceed one year from the Investment Company Act for companies that have a bona fide intent to be engaged primarily, as soon as is reasonably possible, in a business other than that of investing, reinvesting, owning, holding or trading in securities but who temporarily fall within the definition of an investment company. Reliance upon the rule is permitted only once every three years. Therefore, if we rely on Rule 3a-2 during the initial investment period, we will not have it available to us for three years.

         If a substantial portion of our qualifying mortgage loans were to be prepaid or liquidated during the first three years we, together with our wholly owned subsidiaries, may have to purchase or sell assets that we would not ordinarily purchase or sell in the normal course of business. If we or our wholly owned subsidiaries were required to sell assets, they may have to be sold sooner than they otherwise would. These sales may be at depressed prices, and we may not realize anticipated benefits from, or may incur losses on, these investments. Some investments may not be sold due to contractual or legal restrictions or the inability to locate a suitable buyer. Moreover, we may incur tax liabilities when we sell assets. We may also be unable to buy additional assets that may be important to our operating strategy to achieve sufficient yields on our investments to repay the bonds. If we are unable to purchase or sell assets to meet the exemption, we may be required to register under the Investment Company Act, with the significant adverse consequences described above.



                           Description of the Bonds

         The bonds will be issued under an indenture between IBF VI, as issuer, and Continental Stock Transfer & Trust Company, as indenture trustee. The indenture is an exhibit to the registration statement of which this prospectus is a part. The indenture is governed by the Trust Indenture Act of 1939, as amended. The following summary does not contain all information that may be important to you. You are encouraged to review the indenture by obtaining a copy in the manner described under "Additional Information."

General

         The bonds are unsecured, subordinated debt obligations of IBF VI only and are being offered in an aggregate principal amount not to exceed $50,000,000. The bonds will mature on the date set forth in the related prospectus supplement which will be no later than December 31, 2007 and may be redeemed in limited circumstances. See "-- Redemption" below. The bonds will be subordinated to the prior payment in full of fees and expenses of the indenture trustee. The bonds are not rated by any statistical rating organization. The lack of a rating is likely to inhibit the development of a public market for the bonds and your ability to sell the bonds to anyone else.

         The bonds will generally be issued in minimum denominations of $5,000 of principal amount and increments of $1,000. See "Investor Suitability and Minimum Investment Requirements; Subscription Procedures -- Requirements Concerning Minimum Investment and Minimum Investor Net Worth/Income." The bonds will be issued in book-entry form. Each purchaser of a bond will receive a confirmation of the transaction that evidences ownership of the bond. However, this confirmation will not be a negotiable instrument, and the holder cannot transfer rights of ownership in a bond by mere endorsement and delivery of this confirmation to a purchaser. IBF VI will furnish to holders of the bonds any reports required by the indenture governing the bonds, the Trust Indenture Act and any other applicable requirement of federal and state law.

         IBF VI will maintain a register to record the owner of each outstanding bond and may treat the person whose name is recorded as the owner of the bond for all purposes. In order to transfer ownership of a bond on the register, holders must provide IBF VI with written notice, signed by the holder or the duly authorized representative of the holder, on a form that IBF VI will supply. A holder may not pledge, assign or hypothecate any bond as collateral for a loan or otherwise.

         The current interest subordinated bonds will pay interest at the rate set forth in the related prospectus supplement. If you purchase at least $15,000 of current interest subordinated bonds, the fixed interest is paid to you monthly or quarterly, as you elect. If you purchase less than $15,000 of bonds, then you will be paid interest quarterly. The interest payment will be made to the holder of record as of the last day of the calendar month prior to the interest payment date, which is the end of the applicable monthly or quarterly period. In the event an interest payment date falls on a day other than a business day, interest will be paid on the next business day.

         The accretion subordinated bonds will pay all principal and accreted interest on the maturity date or on any earlier redemption date. Interest will accrete at the rate set forth in the related prospectus supplement compounded on each quarterly interest accrual date. You should be aware that the difference between the price at which you purchase accretion subordinated bonds and the redemption price will be considered original issue discount and must be included in your gross income for tax purposes.

         Interest on the bonds will be computed on the basis of a 360-day year consisting of twelve 30-day months. Principal and interest will be payable at the office of the indenture trustee in New York, New York.

Election to receive current interest on accretion subordinated bonds

         You may elect to receive current interest quarterly on your accretion subordinated bonds at the interest rate set forth in the related prospectus supplement by submitting a request to the indenture trustee during the month of December of each year prior to maturity. Once you elect to receive current interest on your accretion subordinated bonds, you will not have the option to rescind your election.

         IBF VI also has the option to pay current interest on the accretion subordinated bonds if a tax event occurs. From and after the date a tax event occurs, IBF VI may elect to pay interest quarterly on the accredited subordinated bonds at the interest rate set forth in the related prospectus supplement instead of accreting interest.

         In the case of either election, the principal amount will be restated and will be calculated by adding the following:

          o    the original principal amount; and

          o the amount of accreted interest which had accrued (1) through December 31 of the year you exercise your option or (2) in the case of IBF VI, through the date on which IBF VI exercises the option.

         A tax event occurs when IBF VI receives an opinion from an experienced independent tax counsel stating that:

          o any amendment, or change or announced prospective change in the laws or regulations of the United States or any of its political subdivisions or taxing authorities of the United States; or

          o any amendment, change, interpretation or application of the laws or regulations by any legislative body court government agency or regulatory authority.

which, if enacted, presents more than an insubstantial risk that interest, including accreted interest, payable on the accretion subordinated bonds either;

          o    would not be deductible on a current accrual basis; or

          o    would not be deductible under any other method;

in whole or in part, by IBF VI for federal income tax purposes.

Redemption

         After June 30, 2001, IBF VI may redeem any portion of your bonds from time to time on at least 30 days' advance notice to you. After the redemption date specified in the notice, your bond ceases to accrue stated interest. Partial redemptions will be allocated among holders of the bonds by lot.


         You may tender your bond to the indenture trustee for redemption under hardship circumstances commencing in December 2001. A request for hardship redemption may only be delivered to IBF VI during any subsequent June and December. The request is irrevocable and represents a binding commitment by you to tender your bond for redemption. The request must provide information on your financial difficulty or change of circumstances and you must provide any additional information requested by IBF VI on the hardship situation. Any request for redemption under hardship circumstances have a redemption penalty deducted from the related redemption payment in an amount equal to a percentage of the original principal amount of the bond set forth in the table below. The paying agent will deduct the penalty from your redemption payment.

                                                  Redemption Penalty
         Date of Redemption                (percentage of principal amount)
         ------------------                --------------------------------
         December 2001 and
         June 2002                                        10%
         December 2002 and
         June 2003                                        9%
         December 2003 and
         June 2004                                        8%
         December 2004 and
         June 2005                                        7%
         December 2005 and
         June 2006                                        6%
         December 2006 and
         June 2007                                        5%

         IBF VI has complete discretion on the basis of the information provided or factors unrelated to your personal circumstances to accept or reject the request for hardship redemption. Bonds will be redeemed as of the end of the month in which the request for redemption is made. The amount of bonds redeemed for hardship reasons in each calendar year may not exceed 10% of the aggregate principal amount of the bonds outstanding on the first day of each calendar year. In the event requests for hardship redemption during a year exceed the 10% limitation, redemption will be made on a "first come - first served" basis among the holders of the bonds requesting redemption.

         In the event of the death of a holder, a joint holder, or the owner of an individual retirement account holding a bond, the successor in interest may tender the bond for redemption at any time during the six-month period following the date of death. Bonds tendered and accepted for redemption under hardship circumstances or death of a holder will be redeemed as of the end of the month in which the request for redemption is made.

         Redemption Price. The redemption price of the bonds will be equal to 100% of the principal amount of your bond plus any related accrued or accreted interest through the date of redemption. The related prospectus supplement will provide a table showing redemption prices of the accretion subordinated bonds on June 30, 2001, of each following June 30 prior to maturity and at the maturity date.

         Payment of all principal and interest due on the bonds will be made on the redemption date with respect to a redemption by IBF VI. In the case of a hardship redemption, payment of principal and interest due on the bonds will be made on or before the end of the following month.

Future borrowing

         IBF VI and its subsidiaries may borrow additional funds in the future. IBF VI can pledge all of its assets, including the assets acquired with the proceeds of the offering, as security on any future borrowing, such as short-term warehouse borrowings and collateralized mortgage bonds. In these circumstances, payment of the bonds could be subordinated to payment of future borrowings by IBF VI.

         Upon a distribution of assets, dissolution, winding up, liquidation or reorganization of IBF VI, upon an assignment for the benefit of creditors, or if the principal of the bonds has been declared due and payable and the declaration has not been rescinded or annulled, then under these circumstances all senior debt may be required to be repaid in full before any payment of principal or interest on the bonds can be made. Any subordination will not prevent a default under the indenture. See "-- Events of Default" below.

Limitation on restricted payments

         IBF VI cannot, while any of your bonds are outstanding

          o declare or pay any dividend, either in cash or property, on any shares of its capital stock, except dividends or other distributions payable solely in shares of capital stock of IBF VI,

          o purchase, redeem or retire any shares of its capital stock or any warrants, rights or options to purchase or acquire any shares of its capital stock, or

          o make any other payment or distribution, either directly or indirectly, in respect of its capital stock,

if a default will occur on the bonds after giving effect to the transaction. Notwithstanding the foregoing, IBF VI may make a previously declared distribution on its capital stock if at the date of the declaration the distribution was permitted under this restriction.

         Furthermore, IBF VI cannot pay the management fee to IBF Management or any of its affiliates to the extent IBF VI has an accumulated deficit for any period with respect to which the management fee is payable. As a practical matter, this means stated interest on the bonds and the other operating expenses will be paid before the management fee.

Limitations on transactions with affiliates

         IBF VI may not participate in a transaction with an affiliate, except in good faith and on terms that are no less favorable to IBF VI than those that could have been obtained in a comparable transaction on an arm's-length basis from a person not an affiliate of IBF VI.

         IBF VI may not liquidate or dissolve itself, sell or dispose of substantially all of its assets except to create liquidity to pay the bonds, or make any material change in its business. IBF VI may merge or consolidate with another entity if the merger or consolidation will not materially change the business of IBF VI, the new entity fully assumes all obligations of IBF VI, and after giving effect to the transaction no default shall exist.

Events of default

         An event of default under the indenture includes:

          o failure to pay the principal on the bonds when due at maturity, upon redemption, or upon repayment, as provided in the indenture;

          o failure to pay any interest on the bonds when due, which default continues for 30 days;

o failure to perform any other covenant set forth in the indenture for 30 days after receipt of written notice from the indenture trustee or holders of at least 30% in principal amount of the outstanding bonds under the indenture specifying the default and requiring IBF VI to remedy the default;

          o certain events of insolvency, receivership, or reorganization of IBF VI or any of its subsidiaries, and

          o entry of a final judgment, decree or order against IBF VI or any of its subsidiaries for the payment of money in excess of $5,000,000 in certain circumstances.

         If an event of default occurs, the indenture trustee may at its discretion proceed to protect and enforce its rights and the rights of the holders. The indenture trustee is required to enforce these rights at the written request of holders of a majority of the outstanding bonds and upon being indemnified to its satisfaction. If a default occurs, either the indenture trustee or the holders of at least 30% of the outstanding bonds may accelerate the maturity of all outstanding bonds. Prior to any judgment or decree for the payment of money being obtained, the holders of a majority of the outstanding bonds may waive a default resulting in acceleration of the bonds, but only if any other defaults have been remedied or waived.

         IBF VI must furnish quarterly, to the indenture trustee an officers' certificate stating whether, to the best of the knowledge of the officers executing the certificate, IBF VI is in default under any of the provisions of the indenture and describing any existing defaults.

         A holder will not have any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless

          o the holder has previously given to the indenture trustee written notice of a default;

          o the holders of at least 30% of the outstanding bonds have made a written request and offered reasonable indemnity to the indenture trustee to institute the proceedings;

          o the indenture trustee has failed to institute the proceeding within 60 days; and

          o the indenture trustee has not received from the holders of a majority of the outstanding bonds a direction inconsistent with the request.

However, you have an absolute right to receive payment of principal and interest on your bond on or after the due dates and to institute suit for the enforcement of any of these payments.

Modification and waiver

         With certain limited exceptions which permit modification of the indenture by IBF VI and indenture trustee without the consent of any holders of the bonds, the indenture may be modified by IBF VI with the consent of holders of not less than a majority of the outstanding bonds, if the bonds are affected by the modification. No change can be made without your consent if the effect is to:

          o change the maturity date of principal or the payment date of any interest on your bond;

          o    reduce the principal of, or the rate of interest on, your bond;

          o change the coin or currency in which any portion of the principal of, or interest on, your bond is payable;

          o impair your right to institute suit for the enforcement of any of these payments;

          o reduce the percentage of holders of the outstanding bonds necessary to modify the indenture; or

          o modify the foregoing requirements or reduce the percentage of outstanding bonds necessary to waive any past default.

         The holders of a majority of the outstanding bonds may waive compliance by IBF VI with certain restrictive provisions of the indenture.

Satisfaction and discharge of indenture

         The indenture provides that IBF VI may terminate its obligations under the indenture with respect to all bonds which have become due and payable by delivering to the indenture trustee, in trust for this purpose, money and/or government obligations which, through the payment of interest and principal, will provide money in an amount sufficient to discharge the entire indebtedness on the bonds. Defeasance of the bonds requires delivery to the indenture trustee of an opinion of independent counsel that holders of the outstanding bonds will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and termination and certain other conditions.

The indenture trustee

         Continental Stock Transfer & Trust Company is the indenture trustee under the indenture. Its principal corporate trust office is located at 2 Broadway, New York, New York 10004. The indenture trustee is not responsible for any investment decisions of IBF VI and shall not be held responsible or liable for any of those decisions.

                          Forward-Looking Statements

         Some of the information in this prospectus may contain forward-looking statements. You can identify these statements by phrases such as "will likely result, " "may," "are expected to," "is anticipated," "estimate," "projected," "intends to" or other similar words. Forward-looking statements are not guarantees of future performance and have certain risks and uncertainties, including but not limited to the following:

          o market conditions and real estate values in the areas where IBF VI's loans are made;

          o    credit risk related to IBF VI's borrowers;

          o IBF VI's dependence on securitizations and short-term warehouse loan facilities;

          o    IBF VI's ability to achieve its targeted earnings;

          o    IBF VI's ability to implement its growth strategy;

          o    competition;

          o    IBF VI's dependence on debt financing to fund its operations;

          o    changes in interest rates;

          o    IBF VI's ability to implement an effective hedging strategy;

          o    the geographic concentration of IBF VI's loans;

          o state and federal regulation and licensing requirements applicable to IBF VI's lending activities;

          o    claims by borrowers or investors;

          o    dependence on key personnel;

          o    environmental regulation; and

          o    the properties of the bonds being offered.

         All of the above risks could cause IBF VI's actual results to differ materially from those presently anticipated. When considering forward-looking statements, you should keep these risk factors in mind as well as the other cautionary statements in this prospectus. You should not place undue reliance on any forward-looking statement.

                                Use of Proceeds

         The following table sets forth IBF VI's best estimate of the net proceeds and the use of proceeds from the sale of the minimum and maximum amount of bonds offered. Since the dollar amounts shown in the table are estimates only, actual use of proceeds may vary from the estimates shown. See "Plan of Distribution."



                                                    Assuming Minimum             Assuming Maximum
                                                  Amount of Bonds Sold         Amount of Bonds Sold

                                                 Amount ($)     Percent(1)    Amount ($)     Percent(1)
                                                 ----------     -------       ----------     -------

Gross proceeds                                    $500,000         100.0%    $50,000,000        100.0%
Offering expenses
         Commissions                                40,000                     4,500,000
         Other expenses of issuance                 50,000(2)       5.0          980,000          5,0%
                                                  ---------       ------     ------------     --------
Net proceeds after offering expenses              $410,000          82.0%    $44,520,000         89.0%
                                                   =======        ======      ==========       ======

Use of net proceeds
         Acquisition of loans and investments     $385,000          77.0%    $40,820,000         81.6%
         Marketing costs                               - 0(2)                    950,000          1.9%
         Computers and office equipment                - 0(2)                    250,000          0.5%
         Working capital reserves                   25,000           5.0%      2,500,000          5.0%
                                                  --------           ---     -----------          ---
                                                  $410,000          82.0%    $44,520,000         89.0%
                                                   =======          ====      ==========         ====

---------------------

(1)      Percentages rounded to nearest one-tenth of one percent.

(2) Certain offering expenses and other costs will be paid by InterBank without reimbursement from IBF VI if only the minimum amount of bonds are sold. Some portion of these costs will also be paid by Interbank if more than the minimum amount and less than the maximum amount of bonds are sold. However, in no event will less than 82% of the gross proceeds of the offering be made available for working capital reserves and acquisitions of loans and investments by IBF VI.

         The net proceeds of this offering will be invested in short-term, interest bearing securities pending the uses described above.

                     Management's Discussion and Analysis
                      of Liquidity and Capital Resources

         IBF VI has no operating history. IBF VI currently has only nominal assets and has received no income. To date, IBF VI's expenses have related to its organization and expenses incurred in connection with the registration of the bonds. For the year ended December 31, 1999, IBF VI reported a net loss of $35,574, compared to a net loss of $5,000 during the period June 8, 1998 to December 31, 1998. IBF VI's general and administrative expenses increased by $30,574, primarily as a result of an increase in management fees and related overhead as IBF VI's organizational and developmental activities accelerated and as a result of a full year expenses in 1999 compared to a seven-month period in 1998.

         In the future, IBF VI's revenues will be derived solely from its investments in residential and commercial mortgage loans, other real estate related assets and other commercial loans and short term investments. IBF VI's future expenses will increase substantially as bonds are sold under this offering and will include management fees under the management agreement with IBF Management, interest on the bonds offered by this prospectus, interest on warehouse lines of credit and collateralized mortgage bonds and operating expenses such as attorney fees, marketing expenses and corporate income taxes. See "Management - Compensation".

         The principal sources of IBF VI's funds will be the proceeds of this offering, the proceeds of the private purchase by InterBank of IBF VI's preferred stock described below and short and long-term borrowings collateralized by the mortgage loans and other real estate related assets and the investment revenues described above.

         Management expects that some of the loans made or acquired by IBF VI with the proceeds of the offering will generate revenue in the first year following the offering in amounts sufficient to cover interest expense on the bonds and operating expenses. After the payment of any senior obligations, revenue will be applied first to payment of interest on the bonds and other expenses not covered by the management fee, and second to payment of the management fee to IBF Management. The management fee will be deferred if revenue is not sufficient to pay the fee after paying interest and other expenses.

         Provided at least the minimum amount of bonds is sold, management believes the net proceeds will be adequate to implement its loan business and generate revenue sufficient to meet the interest and operating expenses of IBF VI without seeking additional financing. Fixed interest expense on the bonds in the first year following the offering is not expected to exceed $5 million, and operating expenses, including the management fee, are not expected to exceed $1.1 million. If the maximum amount of bonds is sold in the offering and IBF VI is able to achieve its target return, gross revenue would be approximately $7.8 million, which management expects to be sufficient to meet IBF VI's obligations on the bonds.

         InterBank is expected to acquire cumulative preferred stock in one or more private transactions during the period the bonds are offered under this prospectus. The amount of the initial preferred stock sold to InterBank will be determined at the time an initial pool of mortgage loans is identified for purchase by IBF VI through its wholly owned subsidiary, IBF VI - Asset Securitization Corp. or "IBF VI SPV", and will equal the difference between the acquisition price of the mortgage loans and the proceeds IBF VI or IBF VI SPV expects to obtain through short-term warehouse financing or the issuance of collateralized mortgage bonds. The initial proceeds from the sale of preferred stock is expected to be between approximately $2.5 million and $5.0 million. In addition, InterBank may obtain additional preferred stock of IBF VI on future dates as may be required for IBF VI to make additional leveraged acquisitions.

         IBF VI's profits are likely to be adversely affected during any period of rapid changes, either upward or downward, in interest rates. Any future rise in interest rates may adversely affect the following:

          o    borrower demand for IBF VI's lending products;

          o    IBF VI's cost of funds;

          o the spread between the rate of interest IBF VI receives on loans and interest rates IBF VI must pay under its outstanding credit facilities and debt securities; and

          o the profit IBF VI will realize from offerings of collateralized mortgage bonds or sales of loans.

         Any future decrease in interest rates could also reduce the amounts which IBF VI may earn on our newly originated loans. This could reduce the spread between the interest IBF VI earns on loans and the interest IBF VI pays under its outstanding credit facilities and the debt. A decline in interest rates could also decrease the size of the loan portfolio by increasing the level of prepayments, because borrowers tend to refinance as interest rates fall.

                       Operating Policies and Objectives

         IBF VI was established to purchase and manage several categories of commercial mortgage loans, residential subprime mortgage loans and real estate related assets and commercial non-real estate loans that will be identified, managed and actively serviced by IBF Management, IB Consultants and third party contractors. Any reference to the operations, investments and acquisitions of IBF VI made in this prospectus shall include the operations, investments and acquisitions of any of IBF VI's subsidiaries as well. IBF VI will seek to generate cash flow primarily from the following:

          (1) by originating and acquiring whole mortgage loans, which may include commercial mortgages and subprime residential mortgages, and

          (2)  secondarily, from investments in

               (A) subordinated interests in collateralized mortgage securities;

               (B) investments that are subordinated to first lien mortgage loans on commercial and multifamily residential properties or "mezzanine investments;"

               (C)  construction loans and foreign real estate loans; and

               (D)  other commercial loans.

IBF VI may decide in the future to pursue other available acquisition opportunities it deems suitable for its portfolio. At least 80% of IBF VI's assets will be mortgage loans secured by first and second liens on commercial and residential real estate. The remainder, 20% or less, of IBF VI's assets will be invested in other real estate related assets and other commercial loans. Within the 80% mortgage loan category, IBF VI will seek to purchase up to approximately $200 million of mortgage loans and has a great deal of discretion in determining whether to invest in commercial or residential mortgage loans and within those categories which types of commercial properties and residential properties will secure those mortgage loans. Within the 20% category, IBF VI may purchase up to $50 million -- depending upon the amount of mortgage loans acquired -- and will also have a great deal of discretion in the types of permitted investments.

         IBF VI will seek to maximize yield by managing credit risk through credit underwriting. IBF VI plans to make acquisition decisions through asset and collateral analysis, evaluating investment risks and potential rewards on a case-by-case basis. To the extent that IBF VI's assets become concentrated in a few states or a particular region, the return on investment will become more dependent on the economy of those states or that region. Additionally, IBF VI's ability to achieve its targeted yields or to recover on its investments will be adversely affected if IBF VI's evaluation of the collateral is incorrect, the collateral loses value or the process of collection on the collateral is longer or more costly than anticipated when the investment is acquired.

         To create yields commensurate with its investment objectives, IBF VI intends to pledge its mortgage loans as collateral for warehouse lines of credit and collateralized mortgage bonds. There is no limit on the amount of indebtedness of this type IBF VI can incur. IBF VI intends to leverage its investments in an amount to be determined by IBF Management. If borrowing costs increase, or if the cash flow generated by IBF VI's assets decrease, IBF VI's use of leverage will increase the likelihood that IBF VI will experience reduced or negative cash flow and reduced liquidity. IBF VI intends to use the proceeds from those borrowings to invest in additional mortgage loans, mortgage-backed securities and other assets and, in turn, to borrow against those newly acquired assets. IBF VI's strategy is to repeat this process to the extent opportunities to use leverage are available and IBF Management determines and advises that using leverage is prudent and consistent with maintaining an acceptable level of risk until IBF VI has significantly leveraged its portfolio of mortgage loans. IBF VI's ability to complete offerings of collateralized mortgage bonds depends on, among other things, conditions in the securities markets generally and conditions in the asset-backed securities markets specifically and the credit quality of IBF VI's loan portfolios. If IBF VI is unable to issue collateralized mortgage bonds, IBF VI will have difficulty repaying short-term credit facilities and purchasing a sufficiently large amount of mortgage loans to meet its earnings objectives.

         To accomplish the leverage requirements described above, IBF VI will establish IBF VI SPV as a special purpose financing entity. Institutional lenders and statistical rating organizations who would make the financing available to meet the leveraging objectives require a senior security interest in the loans securing their debt facilities ahead of all general unsecured creditors, such as the bondholders. The establishment of IBF VI SPV -- with its sole purpose being the acquisition of loan pools and obtaining financing -- will satisfy those institutional security interest objectives and provide IBF VI with additional institutional sources of financing that would not otherwise be available to it. Generally, activities relating to the acquisition of assets and obtaining institutional senior financing by IBF VI throughout this prospectus will be conducted in large part by IBF VI SPV.

         In originating and acquiring its loans and investments, IBF VI will compete with institutions purchasing similar assets, many of which have established operating histories and procedures, may have access to greater capital and other resources, and may have other advantages over IBF VI in conducting certain businesses and providing certain services. IBF VI may not be able to acquire sufficient loans and investments at spreads above its cost of funds to achieve its yield and net income objectives.

         IBF VI will contract for the servicing of securitizable mortgage loans with third-party servicers, which are likely to be companies who sell the loans to IBF VI. Since many borrowers require notices and reminders to keep their mortgage loans current and to prevent delinquencies and foreclosures and since the servicers IBF VI hires will provide these reminders and take necessary remedial actions, IBF VI's earnings will be heavily dependent on the servicers' success. If the servicers do not perform well, IBF VI may have difficulty meeting its earnings objectives.

                             Investment Guidelines

General

         The following is a summary of the guidelines setting forth the general parameters for IBF VI's investments, borrowings and operations. IBF Management has substantial discretion in applying these guidelines and making investment decisions, although their discretion is constrained by the ongoing Investment Company Act compliance requirement that IBF VI and its wholly owned subsidiaries maintain a mortgage loan to total asset composition of at least 80%. See "Regulatory Matters - Investment Company Act Exemption" herein.

         These guidelines will apply to loan originations and acquisitions and to investments in real estate related assets, including subordinated interests, mezzanine investments and commercial loans. Pending investment of its funds in longer term investments as provided for in the guidelines, and in a manner consistent with its intended reliance on the mortgage loan exception above, IBF VI intends to invest those funds in readily marketable securities or interest-bearing deposit accounts.

         IBF VI is permitted to take an opportunistic approach to its investments, and may acquire any of the types of assets described in the guidelines if it and IBF Management determine that the investments would be in IBF VI's best interests. IBF VI, in consultation with IBF Management, may establish underwriting criteria for evaluating potential investments and, if the underwriting criteria are established, IBF VI, in consultation with IBF Management, may modify the underwriting criteria at any time and from time to time. IBF VI's policy generally is to offer a price for each asset that it contemplates acquiring that is not greater than the price that IBF Management estimates to be sufficient to generate an acceptable risk-adjusted return to IBF VI from the acquisition of that asset.

Purchase of loans from affiliates and loans made to affiliates

         IBF VI may purchase loans and investments from affiliates of IBF Management and IBF VI, and make loans to affiliates. In the same manner as will apply to the purchase of mortgage loans and other investments from third parties, the price at which mortgage loans and other investments will be purchased from affiliates will be based on whether the price is fair and the investment otherwise is suitable and in the best interests of IBF VI. To determine whether the price of an investment from an affiliate or otherwise is fair, IBF Management may consider a number of factors, which may include an appraisal by an appraiser who is certified or licensed in the state and whose compensation is not dependent on the transaction. Where possible, the price that IBF VI will pay for loans and other assets acquired from affiliates will be determined by reference to the prices most recently paid to the affiliates for similar assets, adjusted for differences in the terms of those transactions and for changes in market conditions between the dates of the relevant transactions. If no previous sales of similar assets have occurred, IBF VI will attempt to determine a market price for the asset by an alternative method, such as obtaining a broker's price opinion or an appraisal, if it can do so at a reasonable cost. Investors should understand, however, that these determinations are estimates and are not bona fide third party offers to buy or sell. It is the intention of IBF VI that the agreements and transactions, including the sale of loans, mortgage-backed securities and other investments, taken as a whole, between IBF VI on the one hand and its affiliates on the other hand are fair to both parties.

         IBF VI may make loans to affiliates if those loans fall within the principal categories of assets described below. Loans to affiliates may include commercial mortgage loans that are made to affiliates to acquire or refinance a commercial property and other commercial loans made to affiliates. Loans made to affiliates will not exceed 10% of the combined assets of IBF VI and its wholly owned subsidiaries. Loans made by IBF VI to affiliates will be underwritten pursuant to the same guidelines and on financial terms that are no less favorable to IBF VI than loans made to unaffiliated third parties.

Investment Activities

         The discussion below describes the principal categories of assets that IBF VI intends to originate or acquire. IBF VI and its wholly owned subsidiaries intend to invest at least 80% of their combined assets at all times in the first two categories of assets described below.

         Commercial Mortgage Loans. IBF VI will originate or acquire first and second lien commercial mortgage loans. A substantial portion of these mortgages are expected to be institutional quality mortgage loans, meaning they will meet the institutional investor and rating agency criteria to serve as collateral for collateralized mortgage bonds. The purchase price of the loans is expected to be provided in large part from warehouse lines of credit and the issuance of collateralized mortgage bonds.

         Acquisitions. IBF VI will purchase non-performing and performing commercial mortgage loans from government agencies, financial institutions and affiliates. Acquiring non-performing loans at discounts may provide opportunities for IBF VI to achieve its desired rates of return. Accordingly, IBF VI will attempt to identify and purchase non-performing loans that have the potential through its rehabilitation and collection activities, including foreclosure, to generate its desired rates of return. IBF VI will also attempt to purchase performing loans at a discount that, coupled with stated interest on the loans, have the potential to achieve IBF VI's desired rates of return.

         Before acquiring any loan, IBF VI will review the loan documents, the borrower's payment history, the borrowers' financial condition and the value of the collateral securing the loan. Sources of information that may be examined in determining the fair market value of a real property may include one or more of the following:

               o    current and historical operating statements;

               o    existing or new appraisals;

               o    sales comparables;

               o industry statistics and reports regarding operating expenses, such as those compiled by the Institute of Real Estate Management and the Building Owners and Managers Association;

               o    existing leases and market rates for comparable leases;

               o deferred maintenance observed during site inspections or described in structural and engineering reports; and

               o correspondence and other documents and memoranda found in the files of the seller of the loan secured by that real property or other relevant parties.

After completing its evaluation and assessing the potential for satisfying its desired rates of return, IBF VI will determine a price at which it would be willing to purchase the loan. As a general guideline, IBF VI will set its bid for non-performing loans at a price that management believes could provide a 30 percent rate of return, and for performing loans could provide an 18 percent rate of return. If management believes that particular risk attributes for a loan would justify a higher or lower target return, such as the value of the underlying collateral being high compared to the debt obligation or a guarantor's ability to repay the loan as evidenced by a strong credit history, a higher or lower bid price and higher or lower projected return may be acceptable to IBF VI.

         In addition, IBF Management is expected to develop projections of net operating income and cash flows with respect to operating properties securing loans, taking into account lease rollovers, tenant improvement costs and leasing commissions. IBF Management will compare its estimates of revenue and expenses to historical operating statements and estimates provided in appraisals and general industry and regional statistics. Market capitalization rates and discount rates will then be applied to the cash flow projections to estimate values. These values will then be compared to available appraisals and market sale comparables to determine recommended bid prices for each asset. The amount offered by IBF VI generally will take into account projected holdings periods, capital costs and projected profit expectations, and will be the price that IBF Management estimates is sufficient to generate an acceptable risk-adjusted return on IBF VI's investment.

         Once IBF VI has acquired non-performing loans, it will attempt to enhance its overall rate of return by restructuring or refinancing the loans through workouts with borrowers. If restructuring or refinancing is not possible, IBF VI will seek to obtain ownership of the underlying collateral through foreclosure and collection proceedings. Non-performing loans restructured or refinanced may be serviced by IBF Management and packaged for sale to non-affiliated third parties as performing loans. Collateral acquired through foreclosure will be liquidated with a view to minimizing the time the investment is held and maximizing the return on the investment.

         Direct originations. IBF VI also intends to originate loans primarily secured by commercial real estate. The targeted market will include borrowers that, because of time constraints, credit factors, desired loan amount, or other circumstances, may be unable to obtain sought-after financing from traditional lenders. IBF VI will obtain leads for these loans through institutions such as banks, general lenders of corporate obligations, mortgage lenders, and real estate and finance companies. IBF VI will primarily make loans secured by real estate, and secondarily loans secured by other assets.

         Before originating a loan, IBF VI intends to perform a thorough review of the value of the collateral securing the loan and the borrower's ability to repay the loan. In addition to its own review, IBF VI will obtain independent appraisals of the related real property securing all mortgage loans. For loans secured by other personal property, IBF VI may rely solely on its own internal evaluation of the value of the collateral or obtain independent appraisals of the collateral.

         Generally, IBF VI will obtain Phase I environmental assessments on commercial properties prior to originating the related loan. The purpose of Phase I environmental assessments is to identify existing and potential environmental contamination that is made apparent from historical reviews of the properties, reviews of certain public records, preliminary investigations of the sites and surrounding properties and screening for the presence of hazardous substances, toxic substances and underground storage tanks. However, IBF VI may choose not to obtain Phase I environmental assessments on certain commercial properties prior to its origination and to originate loans without Phase I environmental assessments on the underlying property if it deems that to do so is prudent. Further, even if a Phase I environmental assessment is obtained, the assessment may not reveal all existing and potential environmental risks and liabilities, and there may unknown material environmental obligations or liabilities.

         IBF VI will also generally require borrowers to obtain and maintain a standard hazard insurance policy in an amount equal to the lower of the unpaid principal amount of the related loan and the replacement value of the improvements on the mortgaged property.

         As a general guideline, IBF VI will attempt to make secured loans with a stated interest rate of at least 18 percent per annum. IBF VI will also charge a loan origination fee of not less than one percent of the total loan, which will typically be added to the principal amount financed. Therefore, the actual amount funded at the time the loan is originated will be less than the principal amount of the loan on which IBF VI will receive interest.

         Typically, repayment will be made from the sale of the collateral or by a refinancing by the borrower. If one of these methods of repayment becomes unfeasible, IBF VI will attempt to restructure or refinance the loan. If restructuring or refinancing becomes unfeasible, IBF VI will seek ownership of the underlying collateral through sale, liquidation, or collection of the outstanding collateral.

         Residential Mortgage Loans. IBF VI may purchase pools of first and junior lien residential mortgage loans made to high credit borrowers and to credit impaired borrowers. The residential loans will be originated by unaffiliated third parties generally under guidelines that are primarily intended to evaluate the value and adequacy of the mortgaged property as collateral, the borrower's credit standing and repayment ability which will depend, among other things, on loan-to-value ratio, debt-to-income ratio, credit history, stability of employment, and time in residence at the applicant's current address. Generally, the originator will review and verify the loan applicant's sources of income other than under stated income programs, calculate the amount of income from all of the sources indicated on the loan application, review the credit history of the applicant and calculate the debt-to-income ratio to determine the applicant's ability to repay the loan, and review an appraisal of the mortgaged property. The guidelines may be less stringent than the standards generally acceptable to Freddie Mac and Fannie Mae with regard to the borrower's credit standing and repayment ability. Borrowers may have payment histories and debt ratios which would not satisfy Freddie Mac and Fannie Mae underwriting guidelines and may have a record of major derogatory credit items such as outstanding judgments or prior bankruptcies. The guidelines will generally require verification of employment and income, title insurance on all mortgage loans secured by liens on real property, and fire and extended coverage casualty insurance be maintained on the secured property in an amount at least equal to the principal balance of the related single-family loan or the replacement cost of the property, whichever is less. The originators will generally grade all mortgage loans using a credit grading matrix. Each originator's credit grading may have variations but generally will establish "A" as the highest and "D" as the lowest category with two or more categories in between.

         "A" category loans will generally permit the highest loan-to-value ratio, the lowest back end debt ratio, the most restrictive mortgage and trade line credit delinquencies and will generally have the lowest interest rates. "D" category loans will generally permit the lowest loan-to-value ratio, the highest back end debt ratio, the least restrictive mortgage and trade line credit delinquency history and generally have the highest interest rates. Categories in between these levels will have appropriate variations in the factors described above. IBF VI will purchase mortgage loans from originators who originate loans in all credit categories but which primarily originate "A" and "B" category loans with typically less than 25% of their loans being "C" category loans and less than 10% of their loans being "D" category loans. IBF VI does not intend to acquire subprime residential loans with a loan-to-value ratio at or in excess of 100%.

         Any residential loan may generally be prepaid in full or in part at any time, although IBF VI will attempt to acquire as large a percentage as possible of its loans that provide for the payment by the borrower of a prepayment charge in limited circumstances on certain full or partial prepayments made generally anywhere from one to five years from the date of execution of the related note.

         The originators will generally make representations and warranties to IBF VI in respect of the acquired loans that include, among other things, that:

               o the information with respect to each loan is true and correct as of the specified date;

               o each mortgaged property is improved by a one- to four-family residential dwelling, which may include condominiums, townhouses and manufactured housing permanently attached to foundations;

               o each mortgage loan had, at the time of origination, either an attorney's certification of title or a title search or title policy;

               o each mortgage loan was secured by a valid and subsisting first or second lien of record on the mortgaged property subject in all cases only to the exceptions to title set forth in the title insurance policy, if any, with respect to the related mortgage loan;

               o the originator held good and indefeasible title to, and was the sole owner of, each mortgage loan; and

               o each mortgage loan was originated under applicable law and is the valid, legal and binding obligation of the related borrower.

If the originator cannot cure a breach of any representation or warranty made by it in respect of a mortgage loan that materially and adversely affects IBF VI's interest, the originator will be obligated to repurchase the mortgage loan. If the originator fails to repurchase a mortgage loan, IBF VI will suffer any loss related to the mortgage loan.

         Other Real Estate Related Assets and Other Commercial Loans. IBF VI intends to limit its investment in other real estate related assets and other commercial loans, to no more than 20% of its portfolio. Investments in other real estate related assets and other commercial loans will generally have loan-to-value ratios of no more than 90%, if secured by real estate. IBF VI's policy will be to conduct an investigation and evaluation of other real estate related assets and other commercial loans before purchasing these assets. Evaluation of potential properties will be conducted primarily by IBF Management's employees who specialize in the analysis of those types of assets, often with further specialization based on geographic or collateral-specific factors. IBF VI expects IBF Management to use third parties, such as brokers who are familiar with the property's type and location, to assist it in conducting an evaluation of the value of the property, and, depending on the circumstances, to use subcontractors, such as local counsel and engineering and environmental experts, to assist in the evaluation and verification of information and the gathering of other information not previously made available by the potential seller. "Other real estate related assets" and "other commercial loans" may include the following:

         Subordinate interests. IBF VI may purchase subordinate mortgage-backed securities in pools of loans that IBF VI did not acquire and securitize itself. Mortgage-backed securities generally are issued either as collateralized mortgage obligations or pass-through certificates. Mortgage-backed securities are debt obligations of special purpose corporations, owner trusts or other special purpose entities secured by commercial mortgage loans or mortgage-backed securities. Mortgage-backed securities may be issued or sponsored by private originators of, or investors in, mortgage loans, including savings and loan associations, mortgage bankers, commercial banks, investment banks and other entities. Mortgage-backed securities are not guaranteed by an entity having the credit status of a governmental agency or instrumentality and generally are structured with one or more of the types of credit enhancement described below. In addition, mortgage-backed securities may be illiquid.

         In most mortgage loan securitizations, a series of mortgage-backed securities is issued in multiple classes in order to obtain investment-grade ratings for the senior classes and thus increase their marketability. Each class of mortgage-backed securities may be issued with a specific fixed or variable coupon rate and has a stated maturity or final scheduled distribution date. Principal prepayments on the mortgage loans comprising the mortgage collateral may cause the mortgage-backed securities to be retired substantially earlier than their stated maturities or final scheduled distribution dates although, with respect to commercial mortgage loans, there generally are penalties for or limitations on the ability of the borrower to prepay the loan. Interest is paid or accrued on mortgage-backed securities on a periodic basis, typically monthly.

         The credit quality of mortgage-backed securities depends on the credit quality of the underlying mortgage collateral. Among the factors determining the credit quality of the underlying mortgage loans will be the ratio of the mortgage loan balances to the value of the properties securing the mortgage loans, the purpose of the mortgage loans, the amount and terms of the mortgage loans, the geographic diversification of the location of the properties and, in the case of commercial mortgage loans, the credit-worthiness of tenants. Moreover, the principal of and interest on the underlying mortgage loans may be allocated among the several classes of a mortgage-backed securities in many ways, and the credit quality of a particular class results primarily from the order and timing of the receipt of cash flow generated from the underlying mortgage loans.

         Subordinate mortgage-backed securities carry significant credit risks. Typically, in a "senior-subordinated" structure, the subordinate mortgage-backed securities provide credit protection to the senior classes by absorbing losses from loan defaults or foreclosures before those losses are allocated to senior classes. Moreover, typically, as long as the more senior tranches of securities are outstanding, all prepayments on the mortgage loans generally are paid to those senior tranches. In some instances, particularly with respect to subordinate mortgage-backed securities in commercial securitizations, the holders of subordinate mortgage-backed securities are not entitled to receive scheduled payments of principal until the more senior tranches are paid in full. Because of this structuring, subordinate mortgage-backed securities in a typical securitization have a substantially greater risk of non-payment than are those more senior tranches. Accordingly, the subordinate mortgage-backed securities are assigned lower credit ratings, or no ratings at all.

         Neither the subordinate mortgage-backed securities nor the underlying mortgage loans are guaranteed by agencies or instrumentalities of the U.S. government or by other governmental entities and, accordingly, have credit risks. As a result of the typical "senior-subordinated" structure, the subordinate mortgage-backed securities will be extremely sensitive to losses on the underlying mortgage loans. For example, if IBF VI owns a $10 million subordinate mortgage-backed securities consisting of $100 million of underlying mortgage loans, a 7% loss on the underlying mortgage loans will result in a 70% loss on the subordinate mortgage-backed securities. Accordingly, the holder of the subordinate mortgage-backed securities is particularly interested in minimizing the loss frequency -- the percentage of the loan balances that default over the life of the mortgage collateral -- and the loss severity -- the amount of loss on a defaulted mortgage loans, i.e., the principal amount of the mortgage loan unrecovered after applying any recovery to the expenses of foreclosure and accrued interest -- on the underlying mortgage loans.

         The loss frequency on a pool of mortgage loans will depend upon a number of factors, most of which will be beyond the control of IBF VI or the applicable servicer. Among other things, the default frequency will reflect broad conditions in the economy generally and real estate particularly, economic conditions in the local area in which the underlying mortgaged property is located, the loan-to-value ratio of the mortgage loan, the purpose of the loan, and the debt service coverage ratio. The loss severity will depend upon many of the same factors described above, and will also be influenced by the servicer's ability to foreclose on the defaulted mortgage loan and sell the underlying mortgaged property. Legal issues may extend the time of foreclosure proceedings or may require the expenditure of additional sums to sell the underlying mortgaged property, in either case increasing the amount of loss with respect to the loan. The underwriting standards that will be used by IBF VI in evaluating mortgage loans will be similar to the guidelines described above with respect to commercial mortgage loans acquired by IBF VI.

         The subordinate mortgage-backed securities to be acquired by IBF VI generally will not have been registered under the Securities Act of 1933, as amended, but instead will initially have been sold in private placements, which will have more limited marketability and liquidity. The subordinate interests may generate "phantom income" that bears no relationship to the actual economic income attributable to the subordinate interest and may also be issued at a significant discount to their outstanding principal balance, which gives rise to original issue discount for federal income tax purposes. As a result, IBF VI could be required to borrow funds or to liquidate assets in order to pay interest on the bonds.

         Mezzanine investments. IBF VI may make investments that are subordinated to first lien mortgage loans on commercial and multifamily real estate. For example, on a commercial property secured by a first lien mortgage loan with a principal balance equal to 70% of the value of the property, IBF VI could lend the owner of the property, typically a partnership, an additional 15% to 20% of the value of the property. Typically, the loan would be secured either by a second lien position on the property, or a partnership or other ownership interest in the owner. If the ownership interest is pledged, IBF VI would be in a position to take over the operation of the property in the event of a default on the loan. These types of mezzanine investments generally would provide IBF VI with the right to receive a stated interest rate on the loan balance and may also include a percentage of gross revenues from the property, payable to IBF VI on an ongoing basis, and/or a percentage of any increase in value of the property, payable upon maturity or refinancing of the loan, or otherwise would allow IBF VI to charge an interest rate that would provide an attractive risk-adjusted return. Mezzanine investments may also take the form of preferred equity, which will have a claim against both the operating cash flow and liquidation proceeds from the specific real estate assets. Before originating mezzanine investments, IBF VI intends to perform certain credit underwriting to attempt to evaluate future performance of the collateral supporting the investment, which will include a review of the following:

               o the underlying collateral of each loan, including property characteristics, location, creditworthiness of tenants and economics;

               o the relative principal amounts of the loan, including the loan-to-value and debt service coverage ratios;

               o the borrower and manager's ability to manage the property and make debt service payments; and

               o    the mortgage loan's purpose and documentation.

The mezzanine investments will be on commercial and multi-family properties that generally will have loan-to-value ratios of no more than 90% and debt service coverage ratios of no less than 1.05x.

         Construction loans. IBF VI may take advantage of opportunities to provide construction loans on commercial property, taking a first lien mortgage to secure the debt.

         Foreign real estate loans. IBF VI may originate or acquire mortgage loans secured by real estate located outside the United States. IBF VI has not imposed any limits with respect to the amounts that it could invest in foreign mortgages in the aggregate, any particular type of foreign mortgaged property, or properties located in any particular country. Investing in mortgages located in foreign countries creates risks associated with the uncertainty of foreign laws, markets and risks related to currency conversion and possible taxation by foreign jurisdictions. IBF Management has limited experience in investing in foreign mortgages. IBF VI may be required to pay foreign income tax with respect to its investments in foreign mortgages.

         Other Mortgage-Backed Securities. IBF VI may create or acquire interest-only securities that have characteristics of subordinate mortgage-backed securities, known as subordinate interest-only securities. A subordinate interest-only security is entitled to no payments of principal; moreover, interest on a subordinate interest-only security often is withheld in a reserve fund or spread account and is used to fund required payments of principal and interest on the more senior classes. Once the balance in the spread account reaches a certain level, interest on the subordinate interest-only security is paid to its holders.

         These subordinate interest-only securities provide credit support to the senior classes, and thus bear substantial credit risk. Moreover, because a subordinate interest-only security receives only interest payments, its yield is extremely sensitive to changes in the weighted average life of the class, which in turn is dictated by the rate of prepayments, including as a result of defaults, on the underlying loans. Some subordinate mortgage-backed securities may generate "phantom income" which bears no relationship to the actual economic income attributable to the subordinate interest-only securities.

         IBF VI may invest not only in classes of subordinate interest-only securities but also in other classes of mortgage-backed securities, such as interest-only and inverse interest-only securities. These investments will differ from IBF VI's subordinate mortgage-backed securities because they generally are not the "first loss" position, have credit ratings of "AAA" through "BB" and are not commercially oriented.

         Other Commercial Loans. IBF VI may originate or acquire commercial loans secured by non-real estate assets. These loans will be underwritten based on the asset collateral value, borrower's payment history and financial condition and operating cash flow available for debt service.

                                Risk Management

         The following describes some of the investment management practices that IBF VI may employ from time to time to earn income, facilitate portfolio management -- including managing the effect of maturity or interest rate sensitivity -- and mitigate risk -- such as the risk of changes in interest rates and risks associated with certain property types. IBF VI may amend or deviate from these policies or adopt other policies in the future.

Leverage and borrowing

         IBF VI intends to leverage a substantial amount of its assets through the issuance of collateralized mortgage bonds, reverse repurchase agreements, warehouse lines of credit, bank credit facilities, mortgage loans on real estate and other borrowings, when there is an expectation that the leverage will benefit IBF VI. If changes in market conditions cause the cost of this type of financing to increase relative to the income that can be derived from securities purchased with the proceeds, IBF VI may reduce the amount of leverage it utilizes. Leverage creates an opportunity for increased income but, at the same time, creates special risks. For example, leverage magnifies changes in the net worth of IBF VI and affects the amounts available for payment to bondholders. Although the amount owed will be fixed, IBF VI's assets may change in value during the time the debt is outstanding. Leverage will create interest expenses for IBF VI which can exceed the revenues from the assets retained. To the extent the revenues derived from assets acquired with borrowed funds exceed the interest expense IBF VI will have to pay, IBF VI's net income may be greater than if borrowing had not been used. Conversely, if the revenues from the assets acquired with borrowed funds are not sufficient to cover the cost of borrowing, the net income of IBF VI will be less than if borrowing had not been used.

Collateralized mortgage bonds through IBF VI - Asset Securitization Corp. and warehouse lines of credit

         IBF VI may originate or purchase mortgage loans and through IBF VI - SPV issue collateralized mortgage bonds. During the period in which IBF VI is acquiring mortgage loans for these bond issuances, IBF VI is likely to borrow funds secured by the related loans under warehouse lines of credit. IBF VI has not yet established any of these types of credit lines. The principal balance of the collateral will typically exceed the principal balance of the collateralized mortgage bonds. While the debt is outstanding, IBF VI's ability to dispose of the loans will be limited. Once the collateralized mortgage bonds are paid in full, IBF VI will have unlimited ability to dispose of or refinance the loans.

Reverse repurchase agreements

         IBF VI or IBF VI SPV may enter into reverse repurchase agreements, which are agreements under which IBF VI would sell assets to a third party with the commitment that IBF VI may repurchase the assets from the purchaser at a fixed price on an agreed date. Reverse repurchase agreements may be characterized as loans to IBF VI from the other party that are secured by the underlying assets. The repurchase price reflects the purchase price plus an agreed market rate of interest.

Bank credit facilities

         IBF VI or IBF VI SPV intends to borrow money through various bank credit facilities, which will have varying fixed or adjustable interest rates and varying maturities. IBF VI has not yet established any bank credit facilities of this type.

Risks during accumulation period

         During the accumulation period while IBF VI owns mortgage loans but has not yet issued mortgage backed securities backed by the loans, IBF VI will retain risks related to:

          o borrower defaults, bankruptcies, fraud losses and special hazard losses that are not covered by standard hazard insurance;

          o IBF VI's use of short-term floating rate borrowings to acquire long term mortgages, including some of which will bear fixed rates of interest, which could expose us to a maturity mismatch;

          o IBF VI's short-term variable borrowing costs could exceed the income earned on the loans acquired with the borrowed funds;

          o financing agreements IBF VI may enter which are periodically marked to market by the lender, and a decline in the value of loans pledged to secure financing agreements which may require additional collateral or additional payments to be made under the agreements; and

          o the unavailability of renewals of or substitutes for maturing or called short term borrowings for any reason, which may require IBF VI to sell assets quickly to repay those borrowings resulting in losses associated with forced sales of illiquid collateral to repay borrowings.

         Any losses during the accumulation period could keep IBF VI from achieving its earnings objectives.

         To address some of these risks, IBF VI may engage in a variety of interest rate management techniques for the purpose of managing the effective maturity or interest rate of its assets or liabilities. These techniques also may be used to attempt to protect against declines in the market value of IBF VI's assets resulting from general trends in debt markets or to change the duration of or interest rate risk associated with IBF VI's borrowings. Any transaction of this type has risks, and may limit the potential earnings on IBF VI's investment in real estate related assets. These techniques may include puts and calls on securities or indices of securities, Eurodollar futures contracts and options on Eurodollar futures contracts, interest rate swaps or other transactions of this type.

         IBF VI may also use hedging techniques to mitigate potential risks, and not for speculative purposes, e.g., with respect to indebtedness, to limit, fix or cap the interest rate on variable interest rate indebtedness. IBF VI may utilize interest rate swaps, options on interest rate swaps, treasury-locks, options on treasuries and interest rate caps or floors, to protect the value of fixed rate mortgage loans originated and held for securitization. IBF VI plans to issue collateralized mortgage bonds backed by pools of mortgage loans that it originates or acquires. Changes in interest rates during the time IBF VI is holding mortgage loans for securitization will impact the net proceeds and terms available from the issuance of collateralized mortgage bonds. The intent of IBF VI's hedging strategy will be to produce an aggregate gain or loss which approximates the gain or loss in securitization proceeds caused by changes in interest rates between the time the mortgage loan is funded and the time IBF VI issues collateralized mortgage bonds. All hedge agreements related to a securitized pool of loans will be terminated concurrently with the securitization.

Insurance

         IBF VI will try to obtain, or cause the borrowers on its loans to obtain, insurance coverage of the type and in the amount customarily obtained by owners of properties similar to the commercial properties and residential properties securing its loans. However, borrowers may not comply with our requirements and there are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods and hurricanes, that may be uninsurable or too costly to justify insuring. If uninsured losses occur on the security for IBF VI's loans and investments, IBF VI may suffer losses and have difficulties achieving its earnings objectives.

Commercial mortgage loan risk management

         Property values and net operating income derived from commercial properties are volatile and commercial mortgage loans may be adversely affected by a number of factors and risks, including, but not limited to:

          o    generally larger loan balances;

          o dependency on successful operation of the property securing the mortgage and tenants operating businesses in that property for repayment;

          o loan terms that often require little or no amortization and, instead, provide for balloon payments at stated maturity;

          o certain factors outside IBF VI's control or the control of the borrower such as governmental regulations, zoning, tax laws or rent control laws in the case of multifamily mortgage loans;

          o national, regional and local economic conditions, which may be adversely affected by plant closings, industry slowdowns and other factors;

          o local real estate conditions, such as an oversupply of housing, retail, industrial, office or other commercial space;

          o    potential environmental or other legal liabilities;

          o    changes or continued weakness in specific industry segments;

          o perceptions by prospective tenants and, in the case of retail properties, retailers and shoppers, of the safety, convenience, services and attractiveness of the property;

          o the willingness and ability of the property's owner to provide capable management and adequate maintenance;

          o    construction quality, age and design;

          o    demographic factors;

          o    the non-recourse nature of commercial real estate loans;

          o    retroactive changes to building or similar codes; and

          o    increases in operating expenses such as energy costs.

         Construction loans and mezzanine investments may also pose additional risk of loss related to:

          o dependency on successful completion and operation of the project for repayment;

          o difficulties in estimating construction or rehabilitation costs;

          o loan terms that often require little or no amortization, providing instead for additional advances to be made and for a balloon payment at a stated maturity date;

          o possible foreclosure by the holder of the senior loan resulting in a mezzanine investment becoming unsecured; and

          o    higher loan-to-value ratios.

         IBF VI will adopt the commercial loan underwriting guidelines discussed above in its attempt to mitigate some of the risks of commercial mortgage lending. However, many of the factors described above may not be within IBF VI's control or readily assessable and, therefore, the underwriting guidelines may not protect IBF VI from losses.

                           Significant Acquisitions

         IBF VI and its wholly owned subsidiaries have commenced discussions with originators and are reviewing pools of commercial mortgage loans and single family mortgage loans, although no commitments have been made for any acquisitions. IBF VI and its wholly owned subsidiaries intend to collectively purchase up to $200 million of single family residential mortgage loans or commercial mortgage loans within four months of the date of this prospectus. This would take the form of one purchase or a series of purchases over several months. The mortgaged properties securing the mortgage loans will consist primarily of either (i) a variety of commercial property types or (ii) single-family residences -- which may be detached, part of a multifamily dwelling, a condominium unit, a townhouse, a manufactured home or a unit in a planned unit development. The residential mortgaged properties may be owner-occupied properties, which include second and vacation homes, or non-owner occupied investment properties.

         IBF VI expects the mortgage loans to generally contain the following characteristics:

          o some of the mortgage loans are expected to contain a prepayment fee clause. Prepayment fee clauses generally require the mortgagor to pay a fee upon early prepayment of the related loan;

          o on the average, the combined loan-to-value ratios or CLTV's (based upon the appraised values of the related mortgaged properties at the time of origination) are expected to be at or below approximately 90%;

          o the mortgage loans will be secured by a large number of commercial properties or single family homes located in at least 20 states (although some states may account for significant levels of concentration);

          o the average principal balance of commercial mortgage loans will be less than $500,000 and residential mortgages loans will be less than $200,000;

          o the weighted average term to stated maturity will range from 180 to 360 months; and

          o at least 80% of the mortgage loans will be secured by first liens, and the remainder by second liens.

         There are several originators of residential mortgage loans who are expected to make pools of loans available for purchase by IBF VI and its wholly owned subsidiaries. IBF VI is also seeking warehouse financing and discussing collateralized mortgage bond financing alternatives with institutional financing sources to assist in funding the acquisition of a pool or pools of loans of the type described above.

         IBF VI will file with the Securities and Exchange Commission a Current Report on Form 8-K for any significant acquisitions of assets or any significant financing made available to IBF VI. The Form 8-K will be provided to the indenture trustee and will be available to bondholders by making a request to the indenture trustee or by reviewing the Form 8-K at the Securities and Exchange Commission's facilities or at the Securities and Exchange Commission's website, each as identified under the caption "Additional Information" in this prospectus. In addition, the indenture trustee will be given an updated list of loans and investments made by IBF VI, which will be updated monthly. Investors wishing to obtain a copy of this list may do so by contacting the indenture trustee directly.

                                  Management

Employees

         IBF VI does not have, and does not expect to have, any full time employees. No salaries will be paid to the executive officers of IBF VI. All personnel services required for IBF VI's operations will be provided by IB Consultants through the management agreement with IBF Management.

         IBF VI's business will be managed by the officers and directors of IB Consultants and IBF Management. The following persons are the officers and directors of IBF VI, IBF Management and IB Consultants:



Name                               Age                           Position                               Since
----                               ---                           --------                               -----

Simon A. Hershon                   52           CEO, President and Director of IBF VI                 June 1998
                                                CEO, President and Director of IBF Management

Ehud D. Laska                      50           Executive Vice President and Director                 June 1998

Ivan M. Krasner                    48           Senior Vice President                               September 1998

Robert L. Olson                    57           Chief Financial Officer                                May 2000


Todd D. Snyder                     36           Vice President and General Counsel                 September 2000*




---------------------

* Mr. Snyder has entered into an employment agreement commencing September 2000.


Biographies


         The following are brief biographies of the officers and directors:

         Simon A. Hershon has, for the past 22 years, been the President and C.E.O. of InterBank, IB Consultants, InterBank/Brener Brokerage Services, Inc., American Eagle Funding, LLC, InterBank Capital Group, IBF Securities, Inc., IBF Management, InterBank Funding Special Purpose Corporation, IBF VI Special Purpose Corporation II, IBF Special Purpose Corporation III, IBF VI Participating Income Fund, IBF - Alternative Investment Fund, and IBF Special Purpose Corporation VII. These companies offer financial advisory, asset management, merchant banking, and investment services to business, institutions and individuals in the hospitality, real estate, finance, and communications industries. Through IB Consultants, Mr. Hershon has been involved in numerous corporate and bond financings and provided advisory services in connection with the largest bankruptcy in Washington, D.C. history, which totaled over $2.0 billion. Mr. Hershon was also involved, through InterBank/Brener Brokerage Services, Inc., in over $5.0 billion of hotel transactions. Mr. Hershon's education and professional experience combine to provide InterBank's clientele with an in depth understanding of institutional and corporate finance, real estate finance and development, and hospitality turn-arounds. Mr. Hershon graduated from the U.S. Naval Academy and subsequently served in nuclear powered submarines in the U.S. Navy. He received both a Masters and Doctorate in Business Administration from Harvard University where he concentrated in finance and graduated with honors.

         Ehud D. Laska has served as President of American Eagle Funding, LLC, and Managing Director of the InterBank Capital Group since January 1996. Through these firms, Mr. Laska specializes in building up companies through same industry consolidation and acquisitions. Mr. Laska has also served as the Chairman of Coleman & Company Securities, Inc., a member firm of the National Association of Securities Dealers, Inc., since May 1996. Mr. Laska has also served as a director of Headway Corporate Resources, Inc., a publicly held corporation engaged in human resource management, since August 1993. From August 1994 to February 1996, Mr. Laska served as a managing director at the investment-banking firm of Continuum Capital, Inc. While serving as a Managing Director with Tallwood Associates, Inc., a boutique investment banking firm, from May 1992 to August 1994, Mr. Laska founded the Private Equity Finance Group, which merged with Continuum Capital, Inc. in August 1994. Prior to 1992, Mr. Laska was a senior investment banker with the Wall Street firms of CS/First Boston, Drexel Burnham Lambert, Paine Webber, and Laidlaw Equities. Mr. Laska has also served as vice president and deputy chief financial officer at Citibank, N.A. from 1984 to 1987. Mr. Laska graduated from the University of Massachusetts with a Bachelor of Science in Engineering and holds an Masters of Science degree in engineering from Brown University and a Masters of Business Administration from Stanford University.

         Ivan M. Krasner has been employed since September 1998 by IBF Securities, Inc., where he is responsible for managing the marketing operations of InterBank's business activities. Mr. Krasner has over 20 years experience in the development, strategic positioning, and marketing of financial service products. Most recently, Mr. Krasner was Vice President of Orbitex Management, a European-based mutual fund group specializing in global sector funds, from September 1997 to August 1998. From September 1996 to August 1997, Mr. Krasner was a founding partner and Senior Vice President of The Net Collaborative, a consultancy of industry experts bringing internet solutions to large financial service institutions. From October 1983 to December 1995, Mr. Krasner was employed in various positions by PLM International, a major originator of equipment leasing programs. Mr. Krasner graduated from C.W. Post College with a Bachelor of Arts in Philosophy and attended the Strategic Marketing Management Program at the Harvard Business School.

         Robert L. Olson has served as Chief Financial Officer since May 2000. Mr. Olson has over 20 years experience in developing financial controls and procedures for companies in various industries. Most recently, Mr. Olson served as Vice President of Finance for The Energy Grid, Inc., a start up company in the energy, gas and telecommunications industries, from March 1999 to May 2000. From September 1997 to March 1999, Mr. Olson served as Vice President of Finance for Global Intellicom, Inc., a publicly-traded technology firm. From June 1990 to September 1997, Mr. Olson served as Vice President of Finance for Trafalgar Ltd., a manufacturer, wholesaler and retailer of leather products. From 1977 to June 1990, Mr. Olson served as a Vice President of Finance or Chief Financial Officer for various companies involved primarily in retailing and manufacturing. Mr. Olson graduated from Long Island University with a Bachelor of Science in Accounting.


         Todd D. Snyder will serve as Vice President and General Counsel for InterBank, IB Consultants and IBF VI beginning September 2000. Prior to joining InterBank, Mr. Snyder practiced corporate and securities law in Washington, DC. Prior to practicing law, Mr. Snyder's experience includes acting as due diligence officer for a broker-dealer where he was responsible for the review and analysis of various securities offerings. Mr. Snyder is also a certified public accountant. Mr. Snyder earned his Bachelor of Arts, Bachelor of Science and Juris Doctor from the University of Maryland.


IBF Management

         IBF Management, formed in December 1998, succeeded to the business of IB Consultants. Since December 1990, InterBank, IB Consultants and their affiliates and successors, including IBF Management, have been in the business of providing crisis management and turnarounds, asset restructuring, workouts, and corporate and real estate finance. InterBank and its affiliates have 32 employees.

         Since 1977, InterBank, its predecessors, affiliates and successors completed over $3 billion in restructurings and workouts including the restructuring of mortgage backed bonds and real estate-backed municipal securities. In addition, InterBank assisted clients in the development of over 100 real estate projects. In addition, InterBank provided workout services in the largest personal bankruptcy case in the Washington metropolitan area, which involved over 200 partnerships.

         IBF VI will enter into the management agreement with IBF Management for a term expiring on the maturity or other redemption of the bonds. IBF Management will be primarily involved in three activities:

          o underwriting, originating and acquiring mortgage loans and other real estate related assets;

          o asset/liability management, financing, management and disposition of loans, including credit and prepayment risk management, collection of payments, enforcement of remedies, foreclosure and property disposition and related services; and

          o capital management, oversight of IBF VI's structuring, analysis, capital raising and investor relations activities.

In conducting these activities, IBF Management will formulate operating strategies for IBF VI, arrange for the acquisition of assets by IBF VI, monitor the performance of IBF VI's loans and provide certain administrative and managerial services in connection with the operation of IBF VI. IBF Management will be required to manage the business affairs of IBF VI in conformity with the policies that are approved and monitored by IBF VI's board of directors. IBF Management will be required to prepare regular reports for IBF VI that will review IBF VI's acquisitions of assets, portfolio composition and characteristics, credit quality, performance and compliance with the policies approved by IBF VI.

         At all times, IBF Management will be required to follow the direction and oversight of IBF VI and will perform the functions and have the authority set forth in the management agreement. IBF Management will be responsible for the day-to-day operations of IBF VI and will perform the services activities relating to IBF VI's assets and operations as may be appropriate, including:

          o providing a complete program of investing and reinvesting the capital and assets of IBF VI in pursuit of its investment objectives and under policies adopted by IBF VI from time to time;

          o serving as IBF VI's consultant with respect to formulation of investment criteria and preparation of policy guidelines by IBF VI's board of directors;

          o assisting IBF VI in developing criteria for mortgage asset purchase commitments that are specifically tailored to IBF VI's investment objectives and making available to IBF VI its knowledge and experience with respect to mortgage loans, other real estate related assets and commercial loans;

          o    counseling IBF VI in connection with policy decisions;

          o maintaining IBF VI's exemption from regulation as an investment company;

          o representing IBF VI in connection with the purchase and commitment to purchase or sell mortgage loans and other real estate related assets and commercial loans;

          o furnishing reports and statistical and economic research to IBF VI regarding IBF VI's activities and the services performed for IBF VI by IBF Management;

          o monitoring and providing to IBF VI on an ongoing basis price information and other data, obtained from certain nationally recognized dealers that maintain markets in mortgage assets; and providing data and advice to the board of directors in connection with the identification of these dealers;

          o administering the day-to-day operations of IBF VI and performing and supervising the performance of such other administrative functions necessary in the management of IBF VI as may be agreed upon by IBF Management and IBF VI;

          o contracting, as necessary, with third parties for master and special servicing of assets acquired by IBF VI;

          o communicating on behalf of IBF VI with the holders of the equity and debt securities of IBF VI as required to satisfy the reporting and other requirements of any governmental bodies or agencies and to maintain effective relations with these holders;

          o causing IBF VI to qualify to do business in all applicable jurisdictions;

          o assisting IBF VI in complying with all regulatory requirements applicable to IBF VI in respect of its business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Securities Exchange Act of 1934, as amended;

          o performing such other services as may be required from time to time for management and other activities relating to the assets of IBF VI as the board of directors shall reasonably request or IBF Management shall deem appropriate under the particular circumstances; and

          o using all reasonable efforts to cause IBF VI to comply with all applicable laws.

         IBF Management will subcontract with IB Consultants to perform all of the duties set forth above on its behalf. The subcontract with IB Consultants will not relieve IBF Management from any of its liabilities under the management agreement.

         IBF VI has the right at any time during the term of the management agreement to terminate the management agreement without the payment of any termination fee upon, among other things, a material breach by IBF Management of any provision contained in the management agreement that remains uncured at the end of the applicable cure period, including the failure of IBF Management to use reasonable efforts to comply with IBF VI's investment policy and guidelines.

         The management agreement may not be assigned by either party without the consent of the other party.

         Under the management agreement, IBF VI will rely on the facilities, personnel and resources of IBF Management and IB Consultants. IBF VI may not be able to meet its investment and yield objectives if

          o IBF Management and IB Consultants do not hire and retain knowledgeable personnel;

          o IBF Management does not cause its personnel to focus their attention on the affairs of IBF VI rather than the affairs of its other affiliates; or

          o IBF Management terminates the management agreement between IBF VI and IBF Management and no suitable replacement is found to manage our business.

         If IBF Management does not perform as anticipated, IBF VI's operations may not generate earnings sufficient to repay the bonds.

Compensation

         IBF Management is a Delaware corporation in which Simon A. Hershon is the sole officer, director, and stockholder. No executive compensation will be paid directly by IBF VI to its officers. IBF Management will bear all costs of operating IBF VI. IBF Management will receive an annual management fee payable on each quarter end for its services equal to two percent (2%) of the principal amount of the bonds for providing all administrative support required to operate IBF VI. The management fee will cover items such as wages and salaries of employees of IB Consultants responsible for IBF VI's daily operations, fees and expenses of agents and independent contractors providing administrative support for IBF VI's operations, office space, and all overhead expenses. The management fee does not cover IBF VI's legal and accounting fees, filing fees, investment transaction costs, taxes, officer and director liability insurance, and other administrative expenses. The annual management fee is subordinated to interest and principal due on the bonds and is payable out of working capital reserves.

Prior experience of InterBank, IBF Management and IB Consultants

         The information contained in this section of the prospectus is included solely to enable prospective investors to have information which can be used to evaluate the experience of IBF Management in investing in real estate related assets and other commercial loans for its affiliated funds.

         The prior performance information included in this prospectus is historical and investors should not construe the inclusion of this information as implying or indicating in any manner that IBF VI will make investments which are comparable to those made by the affiliates discussed below, or that the results achieved by IBF VI will in any way resemble or be comparable to those achieved by these affiliates. Investors in bonds will not be acquiring any interest in the affiliates described below. In addition, the real estate markets have generally been favorable during much of the period for which data is provided. Therefore, the following information may not be indicative of the results that will be experienced by IBF Management in connection with its management of IBF VI's assets.

         InterBank is the parent corporation of six private affiliated corporations listed in the table below, formed by InterBank to acquire performing and non-performing loans, originate loans, and invest in equity and debt securities. Each of these affiliated private investment funds obtained capital by offering and selling notes or equity interests to investors in private placements with maturities ranging from May, 2001 to December, 2005. These investment funds have sold approximately $67,992,000 of notes and approximately $1,841,000 of equity securities to date. The origination and acquisition businesses of each of the investment funds is managed by IBF Management.

         Generally, InterBank has acted as the lead lender on loans originated or acquired, and the investment funds have purchased participations in the loans. Allocation of loans among the affiliates is based on the amount of capital each of the investment funds has available to acquire loan investments and other factors considered important to IBF Management.

         All interest due on the securities issued by the investment funds has been paid in a timely manner. None of the principal of the securities issued by the investment funds has become due, although SPC I issued a notice of redemption and redeemed a portion of its notes on June 30, 2000 in the amount of $1,059,000.

         The operating and investment strategy employed for the affiliated investment funds will differ from those that will be employed by IBF VI because of IBF VI's need to maintain an exemption from registration under the Investment Company Act of 1940, as amended. IBF Management will monitor the types of assets maintained in IBF VI's portfolio to ensure that it is not deemed to be an investment company under the Investment Company Act, due to its intention to maintain at least 80% of its assets consist of mortgages and other liens on and interests in real estate and real estate related investments. See "Regulatory Matters -- Investment Company Act exemption."

         As of March 31, 2000, the affiliated investment funds owned approximately $50 million book value of assets under management being managed by IBF Management and IB Consultants, including approximately $15.7 million of mortgage loans and approximately $21.7 million of other commercial loans.

         All of the investment funds with the exception of AIF V have similar investment objectives, which is to invest in smaller properties and underperforming or otherwise distressed real property. Although the investment objectives of these investment funds are not identical to those of IBF VI, they are similar, and IBF VI believes that prior performance information about these investment funds may be material to a prospective investor. Certain information relating to those six investment funds is set forth below.



                                                       Interbank Funding Corporation
                                                         Individual Funds Analysis
                                                            As of June 30, 2000

--------------------------------------------------------------------------------------------------------------------------------
                                                    Number of       Coupon
                                                   Consecutive     Interest                     Principal
                             Gross                   Interest      Payments                    Redemptions
              Date of       Amount      Interest     Payments     as of June     Additional    as of June    Total Avg.
 Fund Name    Inception     Sold(1)       Rate         Made        30, 2000       Interest      30, 2000      Yield(2)
--------------------------------------------------------------------------------------------------------------------------------
SPC I         01/31/96      $2,500,000     12%        50         $1,175,203         $79,012    $1,059,000      12.90%
SPC II        01/21/97       5,000,000     12%        38          1,685,515          91,248        N/A         12.75%
SPC III       04/10/98      10,000,000     12%        24          1,771,567          58,883        N/A         12.67%
PIF IV        02/17/98      28,329,000     12%        27          3,709,821          89,775        N/A         12.51%
AIF V         09/09/99       1,841,000     N/A        N/A               N/A             N/A        N/A           N/A
SPC VII       05/10/99      20,322,000     11%        12          1,031,625          11,000        N/A         11.53%

Total                     $67,992,000                             $9,373,731       $329,918    $1,059,000
--------------------------------------------------------------------------------------------------------------------------------


(1)  Before deducting offering expenses.

(2) Includes coupon interest and additional interest and is calculated on annualized bond equivalent yield basis.


Competition

         The business IBF VI proposes to engage in is highly competitive. IBF VI will compete for its loan investments with a number of national, local, and regional companies that pursue similar loan acquisition and origination business. Some of these companies may possess substantially greater financial, marketing, technical, personnel and other resources than IBF VI. In addition, IBF VI's future profitability will be directly related to the targeted yield relative to that of its competitors. Competitors may have access to capital at a lower cost than the capital available to IBF VI through the bonds described in this prospectus and, therefore, would have a competitive advantage in making and acquiring loans at lower yields than IBF VI can accept.

Legal proceedings

         Neither IBF VI, IBF VI SPV, IBF Management nor IB Consultants is a party to any pending legal proceedings except for normal collection actions on their loan portfolios. To the knowledge of management, no legal proceedings are threatened against any of them.

Offices

         The principal executive offices and principal place of business of IBF VI will be located at the offices of InterBank, IBF Management and IB Consultants at 1733 Connecticut Avenue, N.W., Washington, DC 20009. Management believes that the office space available at this location is adequate for its foreseeable needs.

                              Regulatory Matters

Investment Company Act exemption

         IBF VI at all times intends to conduct its business so as not to become regulated as an investment company under the Investment Company Act. Accordingly, IBF VI does not expect to be subject to the restrictive provisions of the Investment Company Act. Section 3(c)(5)(C) of the Investment Company Act excludes from regulation entities that are primarily engaged in the business of purchasing or otherwise acquiring "mortgages and other liens on and interests in real estate." In order to qualify for this exemption, IBF VI, together with its wholly-owned subsidiaries, must, among other things, maintain the following asset composition: (1) Section 3(c)(5)(C) requires that 55% of the assets consist of mortgages and other liens on and interests in real estate -- the "55% test" -- and that the remaining 45% of the consolidated assets must consist primarily of real estate-type interests -- the "45% test"; (2) with respect to the 55% test the collateral for the real estate loans must meet certain criteria; (3) these criteria include that (i) the loan be secured by a mortgage or deed of trust on one or more tracts or parcels of real estate, (ii) 100% of the principal amount of the loan be secured by real estate at the time of origination, and (iii) 100% of the fair market value of the loan be secured by real estate at the time the company receives the loan; (4) with respect to the 45% test, at least 25% of the consolidated assets must be in real estate-type interests (subject to reduction to the extent that it invests more than 55% of its total assets meeting the 55% test) and no more than 20% of the consolidated assets may include miscellaneous investments.

         IBF VI and its wholly-owned subsidiaries intend to satisfy these requirements by at all times holding not less than 80% of their total assets as qualifying mortgage loans. However, after the commencement of the sale of bonds under this prospectus, IBF VI may be required to temporarily invest bond proceeds in short-term liquid investments until IBF VI identifies qualifying mortgage loans for purchase. IBF VI will not purchase any non-qualifying loans or investments during such period. Nevertheless, IBF VI may be required to rely on Rule 3a-2 of the Investment Company Act, which provides a temporary exception not to exceed one year from the Investment Company Act for companies that have a bona fide intent to be engaged in an excepted activity but who temporarily fail to meet the requisite asset composition requirement. Reliance upon the rule is permitted only once every three years. Therefore, if IBF VI relies on Rule 3a-2 during the initial investment period, IBF VI will not have available to it the ability to rely on Rule 3a-2 if, unexpectedly, a substantial portion of its qualifying mortgage loans were to be prepaid or liquidated within the three year period commencing on the date that Rule 3a-2 is first relied upon by IBF VI and IBF VI is unable to purchase a sufficient amount of qualifying mortgage loans to maintain the asset composition requirement.

         In order to avoid regulation under the Investment Company Act, IBF VI and its wholly owned subsidiaries may have to purchase or sell assets that they would not ordinarily purchase or sell in the normal course of business. If IBF VI or its wholly owned subsidiaries were required to sell assets, they may have to sell them sooner than they otherwise would. These sales may be at depressed prices, and IBF VI and its wholly owned subsidiaries may not realize anticipated benefits from, or may incur losses on, these investments. Some investments may not be sold due to contractual or legal restrictions or the inability to locate a suitable buyer. Moreover, they may incur tax liabilities when they sell assets. IBF VI may also be unable to buy additional assets that may be important to its operating strategy to achieve sufficient yields on its investments to repay the bonds.

Other government regulation and licensing requirements

         IBF VI's lending business may become supervised by and required to follow extensive regulation and licensing by federal, state and local governmental authorities and other various laws and judicial and administrative decisions imposing requirements and restrictions on all or part of IBF VI's home equity and first mortgage lending activities. IBF VI's anticipated mortgage lending activities will be regulated under various federal laws, including the following:

     o Truth-in-Lending Act and Regulation Z, including the Home Ownership and Equity Protection Act of 1994;

     o    The Equal Credit Opportunity Act and Regulation B, as amended;

     o    The Real Estate Settlement Procedures Act and Regulation X;

     o    The Home Mortgage Disclosure Act; and

     o    The Fair Debt Collection Practices Act.

         IBF VI may also be required to be examined by state regulatory authorities with respect to originating, processing, underwriting, selling and servicing home equity loans and first mortgage loans. These rules and regulations impose licensing obligations, prohibit discrimination, regulate collection, foreclosure and claims handling, payment features, mandate certain disclosures and notices to borrowers and, in some cases, fix maximum interest rates and fees. Failure to comply with these requirements can lead to, among other remedies, termination or suspension of license, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions. Costs or difficulties in complying with these rules could adversely affect IBF VI's business.

                Certain Relationships and Related Transactions

         The following table describes the amount and nature of payments that will or may be made by IBF VI to InterBank and its affiliates.



         Payee                                          Amount ($)                          Purpose
         -----                                          ----------                          -------

IBF Management                                    $10,000 to $1,000,000      Annual management fee (1)
IBF Securities                                    $15,000 to $1,575,000      Finders fees for identification of
                                                                             selected broker-dealers and
                                                                             unaccountable expense reimbursement
Coleman & Company Securities, Inc.                  $2,500 to $250,000       Finders fees (2)


--------------------------
(1)  See "Management - Compensation."
(2) Coleman will receive out of the sales commission payable to National a finders fee of 0.5% of the gross proceeds from the sale of bonds for its assistance in identifying selected broker-dealers. Coleman will also receive 7% of the gross sales price of all bonds sold by Coleman directly to investors in the offering, but it is not expected that sales by Coleman to investors will be material.

         InterBank is currently the sole stockholder of IBF VI and has the right to manage the business affairs of IBF VI and to appoint all directors.

         Loans made to InterBank or its affiliates will only be made on the same or similar terms and conditions as loans made to unrelated parties.

         InterBank is the sole equity owner of six affiliated investment funds, which are engaged in loan investment activities that are similar to the proposed business of IBF VI, and may participate as a controlling stockholder in other corporations or partnerships formed in the future to pursue loan origination and acquisition activities similar to that of IBF VI. Simon A. Hershon and Ehud D. Laska, directors and officers of IBF VI, are the owners of InterBank. Mr. Hershon is the sole owner of IBF Management, which provides management services to IBF VI for fees.

         Certain conflicts of interest are inherent in the foregoing relationships, including the selection of loan opportunities for IBF VI and allocation of management time and resources to the operations of IBF VI. Although the indenture provides that IBF VI may not participate in a transaction with an affiliate, except in good faith and on terms that are no less favorable to IBF VI than those that could have been obtained from a person not an affiliate of IBF VI, no other policy or restriction has been adopted by management to resolve conflicts of interest that might arise.

         IBF VI will reimburse IBF Management for some or all of the legal and accounting fees, printing costs and marketing costs paid to third parties by IBF Management.

         IBF VI may purchase loans from affiliates and make loans to affiliates of InterBank that meet IBF VI's investment guidelines. See "Investment Guidelines -- Purchase of loans from affiliates and loans made to affiliates."

                                Indemnification

         Delaware law permits a Delaware corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The charter of IBF VI contains this type of provision which eliminates this liability to the maximum extent permitted by Delaware law. IBF VI will indemnify IBF Management and IB Consultants and its officers and directors from any action or claim brought or asserted by any party by reason of any allegation that IBF Management and IB Consultants or one or more of its officers or directors is otherwise accountable or liable for the debts or obligations of IBF VI or its affiliates. In addition, IBF Management and IB Consultants and its officers and directors will not be liable to IBF VI, and IBF VI will indemnify IBF Management and IB Consultants and its officers and directors, for acts performed in good faith under the management agreement, except for claims arising from acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under the management agreement. In addition, IBF VI will indemnify, hold harmless and pay reasonable expenses in advance of final disposition of a proceeding to present or former directors and officers and certain other parties to the fullest extent permitted from time to time by Delaware law. It is the position of the Securities and Exchange Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and unenforceable pursuant to Section 14 of the Securities Act.

                    Certain Legal Aspects of Mortgage Loans
                         and Real Property Investments

         IBF VI intends primarily to acquire mortgage loans and other real estate related assets. IBF VI's return on these assets will depend upon, among other things, the ability of the servicer of the mortgage loans to foreclose upon the mortgage loans in default and sell the underlying real property. There are a number of legal considerations involved in the acquisition of mortgage loans or real estate related assets and the foreclosure and sale of defaulted mortgage loans, whether individually or as part of a series of mortgage-backed securities. The following discussion provides general summaries of certain legal aspects of loans secured by real property and the acquisition of real property. Because these legal aspects are governed by applicable state law which laws vary from state to state, the summaries do not purport to be complete, to reflect the laws of any particular state, or to encompass the laws of all states. Accordingly, the summaries are qualified in their entirety by reference to the applicable laws of the states where the property is located. The summaries are not based upon opinions of legal counsel.

         Each mortgage loan will be evidenced by a note or bond and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related mortgaged property is located. Mortgages, deeds of trust and deeds to secure debt are collectively referred to in the prospectus as "mortgages." The priority of the lien created or interest granted by a mortgage will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office and whether there are any later-arising liens for real estate taxes, assessments and other charges.

         Mortgages that encumber income-producing property often contain an assignment of rents and leases under which the borrower assigns to the lender the borrower's right, title and interest as landlord under each lease and the income derived therefrom, while retaining a revocable license to collect the rents for so long as there is no default, unless rents are to be paid directly to the lender. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents. In addition, the potential payments from a property may be less than the periodic payments due under the mortgage.

         The form of the mortgage or deed of trust used by many lenders confers on the mortgagee or beneficiary the right both to receive all proceeds collected under any hazard insurance policy and all awards made in connection with any condemnation proceedings, and to apply these proceeds and awards to any indebtedness secured by the mortgage or deed of trust, in the order determined by the mortgage or beneficiary. Mortgages often provide under certain circumstances that the proceeds of hazard insurance or condemnation awards may be used by the borrower to repair the casualty or taking. The laws of certain states may limit the ability of mortgagees or beneficiaries to apply the proceeds of hazard insurance or condemnation awards to the secured indebtedness and instead may require the proceeds of hazard insurance or condemnation proceeds to be used to repair the casualty or taking unless the security of the mortgagee or beneficiary has been impaired.

         Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness. Foreclosure procedures vary from state to state, but are generally time consuming and costly. In addition, certain states may grant a borrower the right to repay amounts owed and reinstate the loan.

         Commercial or multi-family residential mortgage loans acquired by IBF VI may be nonrecourse loans, with recourse which in the case of default will be limited to the property and other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower's other assets, a lender's ability to realize upon those assets may be limited by state law.

         Under the federal bankruptcy code and the related state laws, the filing of a petition in bankruptcy by or against a borrower will stay the sale of the real property owned by that borrower, as well as the commencement or continuation of a foreclosure action. In addition, if a court determines that the value of the mortgage property is less than the principal balance of the mortgage loan it secures, the court may prevent a lender from foreclosing on the mortgaged property. As part of a restructuring plan, a court also may reduce the amount of secured indebtedness to the current value of the mortgaged property. This type of action would make the lender a general unsecured creditor for the difference between the current value and the amount of its outstanding mortgage indebtedness.

         A bankruptcy court may also grant a debtor a reasonable time to cure a payment default on a mortgage loan, reduce monthly payments due on a mortgage loan, change the rate of interest due on a mortgage loan, or otherwise alter the mortgage loan's repayment schedule.

         Moreover, the filing of a petition in bankruptcy by, or on behalf of, a junior lienholder may stay the senior lienholder from taking action to foreclose on the junior lien. Additionally, the borrower's trustee or the borrower, as debtor-in-possession, has certain special powers to avoid, subordinate or disallow debts. In certain circumstances, the claims of the trustee may be subordinated to financing obtained by a debtor-in-possession subsequent to its bankruptcy.

         Under the federal bankruptcy code and the related state laws, the lender will be stayed from enforcing a borrower's assignment of rents and leases. The legal proceedings necessary to resolve these issues can be time consuming and may significantly delay the receipt of rents. Rents also may escape an assignment to the extent they are used by the borrower to maintain the mortgaged property or for other court authorized expenses.

         Notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower's payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges that a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid.

         IBF VI will have certain environmental risks when taking a security interest in real property, as well as when it acquires any real property. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in the property. These laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. Therefore, an environmental liability could have a material adverse effect on IBF VI's ability to foreclose on a loan, the underlying value of the real property securing a loan or investment IBF VI makes and its income and cash available for payment to bondholders. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. In certain circumstances, IBF VI could determine to abandon a contaminated mortgaged property as collateral for a loan rather than foreclose and risk liability for compliance or clean-up costs.

         Under Title III of the Americans with Disabilities Act of 1990 and rules promulgated thereunder or the "ADA", in order to protect individuals with disabilities, public accommodations -- such as hotels, restaurants, shopping centers, hospitals, schools and social service center establishments -- must remove architectural and communication barriers that are structural in nature from existing places of public accommodation to the extent "readily achievable." In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, the altered portions are readily accessible to and usable by disabled individuals. The "readily achievable" standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose these requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord.

            Certain United States Federal Income Tax Considerations

         The following summary of certain United States federal income tax consequences of the purchase, ownership, and disposition of bonds is based upon laws, regulations, rulings, and decisions now in effect, all of which may change - including changes in effective dates - or possible differing interpretations. It deals only with the purchase and ownership of bonds acquired at original issuance and held as capital assets. It does not deal with issues peculiar to holders that are financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding bonds as a hedge against currency risks or as a position in a straddle for tax purposes, or persons whose functional currency is not the United States dollar. Persons considering the purchase of the bonds should consult their own tax advisors concerning the application of United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the bonds arising under the laws of any other taxing jurisdiction.

         As used in this prospectus, the term "U.S. Holder" means a beneficial owner of a bond that is for United States federal income tax purposes

          (1)  a citizen or resident of the United States,

          (2) a corporation or partnership created or organized in or under the laws of the United States, any state or the District of Columbia,

          (3) an estate whose income is required to pay United States federal income tax regardless of its source, or

          (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

Moreover, as used in this prospectus, the term "U.S. Holder" includes any holder of a bond whose income or gain in respect to its investment in a bond is effectively connected with the conduct of a U.S. trade or business. As used in this prospectus, the term "non-U.S. Holder" means a beneficial owner of a bond that is not a U.S. Holder.

U.S. Holders

         Interest and Original Issue Discount. The accretion subordinated bonds will be issued with original issue discount or OID in an amount equal to the excess of the stated redemption price at maturity of these bonds over their issue price. The issue price of a bond is the first price at which a substantial amount of the bonds in the same issue has been sold, ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. The accretion subordinated bonds and the current interest subordinated bonds are separate issues for this purpose. The stated redemption price at maturity of a bond is the sum of all amounts payable on the bond other than payments of qualified stated interest. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash at least annually at a single fixed rate or a qualified variable rate.

         The current interest subordinate bonds may be issued with OID to the extent the principal amount of these bonds exceeds the issue price of the bonds by more than a statutorily defined de minimis amount -- the bond's stated redemption price at maturity multiplied by the number of complete years from the issue date to the maturity date multiplied by 0.25%. Stated interest on the current interest subordinated bonds will be treated as qualified stated interest and, as such, will be includible in income by a holder as it is paid or as it accrues, depending upon the holder's normal method of tax accounting.

         A holder of a bond issued with OID must include OID in income as ordinary interest as it accrues under a constant yield method in advance of receipt of the cash payments attributable to this income, regardless of the holder's regular method of tax accounting. Under the constant yield method, the holder of an accretion subordinated bond generally will have to include in income increasingly greater amounts of OID in successive quarterly accrual periods.

         A holder who purchases a bond - including a purchase at original issuance - for an amount that is greater than its adjusted issue price will have purchased the bond at an acquisition premium. The amount of OID which the holder must include in its gross income with respect to the bond for any taxable year will be reduced - but not below zero - by the portion of the acquisition premium properly allocable to the period.

         Market Discount. If a bond is issued without OID, the bond will be treated has having market discount if the holder purchased the bond - including a purchase at original issuance - for a price less than its stated redemption price at maturity. If a bond is issued with OID, the bond will be treated as having market discount if the holder purchased the bond - including a purchase at original issuance - for an amount that is less than the bond's adjusted issue price on the purchase date. If, however, the amount of market discount is less than a statutorily defined de minimis amount - the bond's stated redemption price at maturity multiplied by the number of complete years from the purchase date to the maturity date multiplied by 0.25% - the amount of market discount will be treated as zero.

         Generally, market discount accrues on a straight line basis over the remaining term of a bond but a holder may, however, elect to accrue market discount under a constant yield method. Generally, market discount, unlike OID, is not includible in income as it accrues. Instead, accrued market discount is treated as ordinary income at the time a payment, other than qualified stated interest, is made on the bond or the bond is sold at a gain. A holder can elect, however, to include market discount in income as it accrues. If a holder does not make the election to currently include market discount in income as it accrues, the holder's ability to deduct interest expense on indebtedness incurred or continued to carry the market discount bonds may be limited.

         Premium. If a holder purchases a current interest subordinated bond - including a purchase at original issuance - for an amount that is greater than its stated principal amount, the holder will have purchased the bond with amortizable bond premium equal in amount to this excess. A holder may elect to amortize this premium using a constant yield method over the remaining term of the bond and may offset interest otherwise required to be included in respect of the bond during any taxable year by the amortized amount of premium.

         Election to Treat All Interest and Discount as OID. A holder can elect to treat all items of interest and discount on a bond, adjusted for any item premium, as OID. If a holder makes this election with respect to a bond, the holder will report income from the bond as though it had been originally issued on the purchase date for an issue price equal to the holders purchase price and no payment due on the bond will be qualified stated interest.

Non-U.S. Holders

         Interest or OID paid or accrued on a bond to a non-U.S. Holder will be considered to be portfolio interest and will not be required to pay United States federal income tax or withholding tax. To qualify for the exemption from taxation, the non-U.S. Holder must provide to the person otherwise required to withhold tax an IRS Form W-8BEN - Certificate of Foreign Status of Beneficial Owner for United State Tax Withholding - and the beneficial owner must inform the withholding agent of any change in the information on the statement within 30 days of the change. If a bond is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the withholding agent. However, in that case, the signed statement must be accompanied by a copy of the IRS Form W-8BEN provided by the beneficial owner to the organization or institution.

         Generally, a non-U.S. Holder will not be required to pay federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a bond, unless the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and the gain is derived from sources within the United States. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

Backup Withholding

         Backup withholding of United States federal income tax at a rate of 31% may apply to payments made in respect of the bonds to registered owners who are not "exempt recipients" and who fail to provide certain identifying information - such as the registered owner's taxpayer identification number or a Form W-8BEN - in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients.

                             Plan of Distribution

         Except for conditions otherwise set forth in this prospectus and under the terms and conditions of the indenture and the underwriting agreement between IBF VI and National Securities Corporation - referred to in this prospectus as "National", IBF VI will offer through National as its exclusive agent, on a best efforts basis, a maximum of $50,000,000 in principal amount of the bonds. The minimum subscription is $5,000 unless there is a higher requirement in your state of residence or, in the case of individual retirement accounts and certain regulated by the Employee Retirement Income Security Act of 1974, as amended, or "Qualified Plans" including Keogh plans, the minimum subscription is $2,000. Purchases in excess of the minimum subscription will be made in increments of $1,000. See "Investor Suitability And Minimum Investment Requirements; Subscription Procedures."

         The commission paid to National is 8.0 percent of the gross offering proceeds and an additional amount equal to 2.0 percent of IBF VI's annual net income for each calendar year in which the bonds are outstanding, which is referred to in this prospectus as the "Profit Participation". In addition, IBF VI will reimburse National for all out-of-pocket expenses on an accountable basis. National may reallow the selling compensation to selected dealers participating in the offering. Generally, dealers participating in the offering will receive a 6.5 percent commission, a 0.5 percent due diligence fee and the Profit Participation.

         Coleman & Company Securities, Inc. - referred to in this prospectus as "Coleman" - an affiliate of InterBank and IBF VI, will solicit broker-dealers to participate in the offering and request that they enter into selling group agreements with National. The contacts and communications with these broker-dealers will largely be made by employees of IBF Securities under direction of Coleman. For these services, Coleman will receive from National out of its sales commission 0.5 percent of the gross proceeds of the offering as a finders fee. IBF VI will also compensate the employees of IBF Securities by paying finders fees for identifying and communicating with broker-dealers in connection with this offering in the amount of approximately 1.0 percent of the gross proceeds received on bonds sold by those broker-dealers plus 2.0 percent of the gross proceeds received on the bonds as unaccountable expense reimbursement. Coleman may also act as a broker-dealer by signing a selling group agreement with National and make sales of bonds directly to investors. Coleman will receive a 7.0 percent commission and the Profit Participation on bonds sold directly to investors.

         Due to the affiliation between IBF VI and Coleman, the offering will be conducted pursuant to Rule 2720 of the NASD Rules of Conduct, which imposes certain requirements on the distribution. National has assumed the responsibilities of acting as the qualified independent underwriter and has priced the offering and conducted due diligence on IBF VI.

         The underwriting agreement and the selling group agreements contain provisions for the indemnification of National and participating selected dealers by IBF VI with respect to certain liabilities, including liabilities arising under the Securities Act.

         Until subscriptions for $500,000 of bonds have been accepted by IBF VI, all funds received by National and selected dealers from subscriptions for bonds will be placed in an escrow account with Continental Stock Transfer & Trust Company, as escrow agent. If less than $500,000 of bonds are sold within three months following the date of this prospectus, unless extended by IBF VI and National for an additional three months, all proceeds raised will be promptly returned to investors with interest and without deducting any sales commissions or expenses of the offering. Investors will not have the use of their funds and will not be able to obtain return of funds placed in escrow unless and until the minimum offering period expires. In the event the minimum amount of bonds is sold within the minimum offering period, the offering will continue until the earliest of the date all bonds are sold, the date the offering is terminated by IBF VI, or December 31, 2001. In no event will any bonds be sold to affiliates of IBF VI in order to reach the minimum.

         The offering of the bonds may be withdrawn, cancelled, or modified without notice. National and IBF VI reserve the right to reject any order for the purchase of bonds.

           Investor Suitability and Minimum Investment Requirements;
                            Subscription Procedures

General Suitability Considerations

         Among the reasons for establishing investor suitability standards and minimum dollar amounts of investment is that there is no public market for the bonds and none is expected to develop. Accordingly, only persons able to make a long-term investment and who have adequate financial means and no need for liquidity with regard to their investment should purchase the bonds. An investment in bonds is not appropriate for you if you must rely on cash distributions with respect to your bonds as your primary, or as an essential, source of income to meet your necessary living expenses.

Requirements Concerning Minimum Investment and Minimum Investor Net
Worth/Income

         Minimum Investment. For investors other than Qualified Plans and individual retirement accounts, the minimum investment is $5,000 in principal amount of the bonds. For Qualified Plans and individual retirement accounts, the minimum investment is $2,000 in principal amount of the bonds. After the minimum investment, sales will be made in increments of $1,000.

         Minimum Net Worth/Income. Except with respect to Qualified Plans and individual retirement accounts, bonds will be sold to you only if you represent in writing:

          o your net worth is at least $65,000 in excess of the proposed investment in the bonds and you have an annual gross income of at least $65,000, or

          o irrespective of annual gross income, your net worth is at least $225,000, or

          o that you satisfy the suitability standards imposed by the state in which you reside, if those standards are more stringent than the standards set forth above.

         All computations of your net worth must exclude the value of your principal residence, its furnishings, and personal automobiles. All other assets should be valued at their fair market value.

         If an investor is a Qualified Plan or an individual retirement account, the investor must represent

          o that the individual retirement account owner or the participant in the self-directed Qualified Plan satisfies the foregoing standards, or

          o if other than a self-directed Qualified Plan, that the Qualified Plan satisfies the foregoing suitability standards.

         You must execute a copy of the subscription agreement, the form of which is attached as Appendix III to this prospectus, to evidence your compliance with the foregoing standards and the requirements of applicable laws.

How to Subscribe

         If you meet the suitability standards set forth above you must do the following to subscribe to purchase bonds. You must personally execute the subscription agreement and deliver it to National or the selected dealer soliciting the investment with payment of the purchase price for the bonds. In the case of individual retirement accounts and Qualified Plans, both owners and the plan fiduciary, if any, must sign the subscription agreement. In the case of grantor trusts or other trusts in which the grantor is the fiduciary, the grantor must sign the subscription agreement. In the case of other fiduciary accounts in which the donor does not exercise control and is not a fiduciary, the plan fiduciary alone may sign the subscription agreement.

         All subscription payments should be made payable to "CSTTC - Escrow Agent for IBF VI." Subscription payments will be deposited in the escrow account no later than noon of the next business day following receipt. After the minimum of $500,000 in principal amount of bonds is sold within the minimum offering period, subscription payments will continue to be deposited and cleared through the escrow account.

         IBF VI and National will promptly review, and accept or reject at their discretion, each subscription. If a subscription is rejected, the subscription payment will be promptly refunded, without deduction of any offering expenses and without payment of interest.

         Affiliates of IBF VI, National, and the selected dealers will have the right, but not the obligation, to subscribe for and purchase bonds for their own account for investment purposes, under the terms and conditions contained in this prospectus. These affiliates may purchase bonds prior to sale of the minimum $500,000 of bonds, which will count toward the achievement of the minimum requirement. All bonds purchased by these parties will be purchased solely for investment purposes and not with a present view towards resale or distribution.

Sales Material

         In addition to and apart from this prospectus, IBF VI will utilize certain sales material in connection with the offering of bonds. This material may include reports describing IBF VI and a brochure and audio-visual materials or taped presentations highlighting various features of this offering. IBF VI and its affiliates may also respond to specific questions from selected dealers and prospective investors. Business reply cards, introductory letters or similar materials may be sent to selected dealers for customer use, and other information relating to this offering may be made available to selected dealers for their internal use. However, this offering is made only by means of this prospectus. Except as described in this prospectus or in supplements hereto, IBF VI has not authorized the use of other sales materials in connection with this offering. Although the information contained in this material does not conflict with any of the information contained in this prospectus, the material does not purport to be complete and should not be considered as a part of this prospectus or the registration statement of which this prospectus is a part, or as incorporated in this prospectus or the registration statement by reference or as forming the basis of this offering of bonds.

                                 Legal Matters

         The legality of the issuance of the bonds offered by this prospectus and certain other matters will be passed upon for IBF VI by Brown & Wood LLP, 1666 K Street, N.W., Washington, D.C. 20006-1208. Certain matters will be passed upon for National by its counsel D'Ancona & Pflaum LLC of Chicago, Illinois.

                                    Experts

         The financial statements of IBF VI as of December 31, 1999 and 1998, appearing in this prospectus and registration statement have been audited by Radin, Glass & Co., LLP, independent auditors, as set forth in their report appearing elsewhere in this prospectus, and are included in reliance upon this report given upon the authority of Radin, Glass & Co., LLP as experts in accounting and auditing.

                            Additional Information

         IBF VI has filed a registration statement on Form SB-2 under the Securities Act, with respect to the bonds offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to IBF VI and the bonds offered by this prospectus, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of the related contract or other document filed as an exhibit to the registration statement. Each of those statements are qualified in all respects by that reference. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part of the registration statement may be obtained from the Commission upon payment of a prescribed fee. This information is also available from the Commission's Internet web site at http://www.sec.gov.

                                     Appendix I - Audited Financial Statements

                         INDEPENDENT AUDITOR'S REPORT


IBF VI - Secured Lending Corporation
Washington, DC


         We have audited the accompanying balance sheets of IBF VI - Secured Lending Corporation (A Development Stage Enterprise) as of December 31, 1998 and 1999 and the related statement of operations, statement of changes in stockholder's equity and statement of cash flows for the period June 8, 1998 (inception) to December 31, 1998, the year ended December 31, 1999, and the period June 8, 1998 (inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

         In our opinion, the balance sheets referred to above presents fairly, in all material respects, the financial position of IBF VI - Secured Lending Corporation (A Development Stage Enterprise) as of December 31, 1998 and 1999 and the results of its operations and its cash flows for the period June 8, 1998 (inception) to December 31, 1998, the year ended December 31, 1999, and the period June 8, 1998 (inception) to December 31, 1999 in conformity with generally accepted accounting principles.



                                                       RADIN, GLASS & CO., LLP
                                                  Certified Public Accountants


New York, NY
February 17, 2000

                     IBF VI -- SECURED LENDING CORPORATION
                       (A Development Stage Enterprise)


                                 BALANCE SHEET




                                                             December 31, 1998               December 31, 1999
                                    ------------------------------------------               ------------------
                                    ASSETS

CURRENT ASSETS:

     Cash                                                      $    1,000                         $189,122
     TOTAL CURRENT ASSETS                                           1,000                          189,122
DEBT ISSUANCE COSTS                                                26,276                          180,322
DUE FROM AFFILIATE                                                249,000
                                                               -----------                       ---------
                                                                 $276,276                         $369,444
                                                               ===========                       =========

                             STOCKHOLDER'S EQUITY

COMMON STOCK, $1 par value, 1,000 shares authorized,           $    1,000                       $    1,000
issued and outstanding
ADDITIONAL PAID-IN CAPITAL                                       $280,276                         $409,018
ACCUMULATED DEFICIT                                                (5,000)                         (40,574)
                                                               -----------                       ---------
                                                                 $276,276                         $369,444
                                                               ===========                       =========

                     IBF VI -- SECURED LENDING CORPORATION
                       (A Development Stage Enterprise)
                            STATEMENT OF OPERATIONS
                       JUNE 8, 1998 TO DECEMBER 31, 1999


                                                                                                   Cumulative
                                                June 8, 1998 to        January 1, 1999 to        June 8,1998 to
                                               December 31, 1998       December 31, 1999        December 31, 1999
                                               -----------------       -----------------        -----------------
EXPENSES                                            $5,000                  $35,574                  $40,574
NET EARNINGS (LOSSES)                              $(5,000)                $(35,574)                $(40,574)
NET EARNINGS (LOSSES) PER SHARE:
  EARNINGS PER COMMON SHARE                         $(5.00)                 $(35.74)                $(40.57)
WEIGHTED AVERAGE SHARES                              1,000                   1,000                    1,000

                     IBF VI -- SECURED LENDING CORPORATION
                       (A Development Stage Enterprise)
                       STATEMENT OF STOCKHOLDER'S EQUITY
                       JUNE 8, 1998 TO DECEMBER 31, 1999


                                                                           Additional                           Total
                                                Common Stock                 Paid in         Accumulated     Stockholder's
                                                ------------                 Capital           Deficit          Equity
                                          Shares            Amount           -------           -------          ------
                                          ------            ------

Balance as of June 8, 1998
(inception)                                    -          $        -        $         -       $         -     $          -

Capital Contributions                      1,000               1,000            280,276       $         -          281,276

Net Earnings for the Period June
8, 1998 to December 31, 1998                   -                   -                  -           (5,000)                -
                                     -----------           ---------         ----------    --------------      -----------

Balance as of December 31, 1998            1,000               1,000            280,276           (5,000)          276,276

Capital Contributions                          -                   -            128,742                 -          128,742

Net Earnings for the Period
January 1, 1999 to December 31,                -                   -                  -          (35,574)         (35,574)
1999
                                     -----------           ---------         ----------    --------------      -----------
Balance as of December 31, 1999            1,000          $    1,000        $   409,018         $(40,574)     $    369,444
                                     ===========           =========         ==========    ==============      ===========



                                     IBF VI -- SECURED LENDING CORPORATION
                                      (A Development Stage Enterprise)

                                           STATEMENT OF CASH FLOWS

                                      JUNE 8, 1998 TO DECEMBER 31, 1999

                                                                                                          Cumulative
                                                            June 8, 1998 to     January 1, 1999 to      June 8,1998 to
                                                           December 31, 1998     December 31, 1999     December 31, 1999
                                                           -----------------     -----------------     -----------------

CASH FLOWS FROM OPERATING ACTIVITIES
         Net loss                                         $          (5,000)       $     (35,574)        $      (40,574)
                                                           -----------------       --------------        ---------------

NET CASH USED IN OPERATING ACTIVITIES                                (5,000)             (35,574)               (40,594)
                                                          -----------------         ------------          -------------

CASH FLOWS FROM INVESTING ACTIVITIES                                       0                    0                       0
NET CASH USED IN INVESTING ACTIVITIES                                      0                    0                       0
CASH FLOWS FROM FINANCING ACTIVITIES
         Capital contributions                                       281,276              128,742                410,018
         Loan to parent                                            (249,000)            (335,000)              (584,000)
         Receipts from loan to parent                                                     584,000                584,000
         Debt issuance costs                                        (26,276)            (154,046)              (180,322)
                                                          -----------------         ------------          -------------


NET CASH PROVIDED BY FINANCING ACTIVITIES                              6,000              223,696                229,696
                                                          ------------------        -------------         --------------

NET DECREASE IN CASH AND CASH EQUIVALENTS                              1,000              188,122                189,122

CASH AND CASH EQUIVALENTS AT BEGINNING
  OF PERIOD                                                                -                1,000                      -
                                                          ------------------        -------------         --------------

CASH AND CASH EQUIVALENTS AT END
  OF PERIOD                                               $            1,000       $      189,122        $       189,122
                                                           =================        =============         ==============

                     IBF VI -- SECURED LENDING CORPORATION
                       (A Development Stage Enterprise)

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1999


1.   INITIATION OF BUSINESS

On June 8, 1998, IBF VI -- Secured Lending Corporation ("IBF VI") was formed to engage in the business of purchasing, holding and disposing of debt and equity securities and instruments and other real estate related assets. There have been no operations from inception through December 31, 1999.

IBF VI is a wholly-owned subsidiary of InterBank Funding Corporation.

2.   SIGNIFICANT ACCOUNTING POLICIES

     a. Development stage - IBF VI is a development stage enterprise and will continue as a development stage enterprise until such time as it has significant revenues from operations.

     b. Debt issuance costs - Debt issuance costs will be charged against additional paid-in capital upon successful completion of IBF VI's proposed public offering. In the event the offering is not completed, such costs will be charged to expense.

     c. Pervasiveness of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     d.   Fiscal year - IBF VI has adopted a fiscal year ending December 31.

3.   RELATED PARTY INTERESTS

IBF VI is wholly-owned by InterBank Funding Corporation, affiliates of which, IBF Management Corp. ("IMC") and InterBank Consultants, Inc. ("IB
Consultants") will receive fees for certain administrative and support services rendered to IBF VI. The annual management fee will pay for certain costs of operating IBF VI for which IMC is responsible. A portion of the management fee will be paid to IB Consultants.

The overhead costs incurred by IBF VI are absorbed by IMC. A charge was made for the year ended December 31, 1999 in the financial statements for the amount that management believes is appropriate for such costs, including payroll, rent, equipment leases and other expenses. The amount of such charge is recorded as a credit to paid in capital.

4.   PROPOSED PUBLIC OFFERING

IBF VI anticipates offering $50,000,000 of Current Interest Subordinated Bonds and Accretion Subordinated Bonds (collectively, the "bonds") of IBF VI -- Secured Lending Corporation. The bonds may be subordinated to future senior indebtedness of IBF VI. Any amount of the bonds is redeemable at the option of IBF VI after June 30, 2001. Bonds may be redeemed at the request of the registered holders of the bonds ("Holders") under limited circumstances. The redemption value of each bond is equal to 100% of its principal amount plus accrued interest.

The minimum principal amount of bonds that may be purchased is $5,000 for all investors, except for individual retirement accounts and Keogh Plans, for which the minimum purchase is $2,000.

                                    Appendix II - Interim Financial Statements


                     IBF VI - SECURED LENDING CORPORATION
                       (A Development Stage Enterprise)

                                 BALANCE SHEET



                                                                           June 30,           December 31,
                                                                             2000                 1999
                                                                          -----------         -------------
                                                                          (unaudited)

                                    ASSETS
                                    -----
CURRENT ASSETS
   Cash and cash equivalents                                          $        188,884     $       189,122

DEBT ISSUANCE COSTS                                                            297,838             180,322
                                                                         -------------        ------------
                                                                      $        486,722     $       369,444
                                                                         =============        ============

                             STOCKHOLDERS' EQUITY
                             --------------------

COMMON STOCK, $1 par value, 1,000 shares authorized,
   issued and outstanding                                                        1,000               1,000
PAID IN CAPITAL                                                                544,534             409,018
ACCUMULATED DEFICIT                                                            (58,812)            (40,574)
                                                                         -------------        ------------

                                                                      $        486,722     $       369,444
                                                                         =============        ============



                                         IBF VI - SECURED LENDING CORPORATION
                                           (A Development Stage Enterprise)

                                                STATEMENT OF OPERATIONS

                                                                                               Cumulative
                                                                     Six months ended        June 8, 1998 to
                                                                       June 30, 2000          June 30, 2000
                                                                     ----------------        ---------------
                                                                        (unaudited)            (unaudited)

REVENUE                                                            $            --        $            --

EXPENSES
   General and administrative expenses                                      18,238                 58,812
                                                                      ------------           ------------
       Total expenses                                              $        18,238        $        58,812
                                                                    --------------           ------------
NET LOSS                                                           $       (18,238)       $       (58,812)
                                                                      ============           ============


Weighted average shares of common stock
outstanding                                                                  1,000
   Net loss per share                                              $       (18.24)
                                                                      ===========



                                         IBF VI - SECURED LENDING CORPORATION
                                           (A Development Stage Enterprise)

                                           STATEMENT OF STOCKHOLDER'S EQUITY
                                                      (Unaudited)



                                                 Common Stock       Additional                        Total
                                                 ------------         Paid in      Accumulated    Stockholders'
                                             Shares      Amount       Capital        Deficit          Equity
                                             ------      ------     ----------     -----------    --------------

Balance as of December 31, 1999                 1,000  $ 1,000     $ 409,018     $   (40,574)      369,444
Capital contributions                              --       --       135,516              --       135,516
                                             --------    --------   ----------     ------------    --------
Net loss                                           --       --           --          (18,238)      (18,238)
                                             --------    --------    ---------     ------------    --------
Balance as of June 30, 2000                     1,000  $ 1,000     $ 544,534     $      (58,812)    486,722
                                             ========   =========    ========       ============   ========




                                              IBF VI - SECURED LENDING CORPORATION
                                               (A Development Stage Enterprise)

                                                     STATEMENT OF CASH FLOWS

                                                                                                     Cumulative
                                                                           Six months ended        June 8, 1998 to
                                                                             June 30, 2000          June 30, 2000
                                                                           ----------------        ---------------
                                                                              (unaudited)            (unaudited)
                                                                                                       <
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                                 $        (18,238)      $        (58,812)
Adjustments to reconcile net loss to net cash used in operating activities
     Debt issuance costs                                                         (117,516)              (297,838)
                                                                            -------------          -------------

NET CASH USED BY OPERATIONS                                                      (135,754)              (356,650)
                                                                            -------------          -------------
CASH FLOWS FROM INVESTING ACTIVITIES:

CASH PROVIDED BY FINANCING ACTIVITIES:
     Capital contributions                                                        135,516                545,534
                                                                            -------------          -------------

NET CASH PROVIDED BY FINANCING ACTIVITIES                                         135,516                545,534
                                                                            -------------          -------------

NET (DECREASE) INCREASE IN CASH                                                      (238)               188,884

CASH, beginning of the period                                                     189,122                     --
                                                                            -------------          -------------
CASH, end of the period                                                  $        188,884       $        188,884
                                                                          ===============        ===============
Supplemental disclosures of cash flow information:

   Taxes paid                                                            $             --       $             --
                                                                          ===============        ===============
   Interest paid                                                         $             --       $             --
                                                                          ===============        ===============

                     IBF VI - SECURED LENDING CORPORATION
                       (A Development Stage Enterprise)

                         NOTES TO FINANCIAL STATEMENTS
                                  (Unaudited)



Item 1.   Financial Statements


Reference is made to the financial statements and footnotes included in the Company's audited report, dated February 17, 2000 for the period June 8, 1998 (inception) through December 31, 1999.

The financial statement for the periods ended June 30, 2000 are unaudited and include all adjustments which, in the opinion of management, are necessary to a fair statement of the results of operations for the periods then ended. All such adjustments are of a normal recurring nature. The results of the Company's operations for any interim period are not necessarily indicative of the results of the Company's operations for a full fiscal year.

Item 2.  Capital Contributions

InterBank Funding Corporation incurred $135,516 of expenditures on behalf of the Company.

                                         Appendix III - Subscription Agreement

                     IBF VI -- Secured Lending Corporation
                            Subscription Agreement


 ___
|___|   Initial Subscription

 ___
|___|   Additional Investment: Account Number Previously Assigned:

INVESTMENT
                       ___ ___ ___ ___ ___ ___
                      |___|___|___|___|___|___|
I desire to purchase $                         aggregate principal amount of IBF VI -- Secured Lending Corporation Current
Interest Subordinated Bonds.
                        ___ ___ ___ ___ ___ ___
                       |___|___|___|___|___|___|
I desire to purchase $                          aggregate principal amount of IBF VI -- Secured Lending Corporation Accretion
Subordinated Bonds.

Make Checks Payable to:    CSTTC Escrow Agent for IBF VI - Secured Lending Corporation

Subscriber Information: Please clearly print name(s) in which Bonds are to be acquired. All checks and correspondence will go to the Investor Residence Address unless specified otherwise in the Check Distribution Section.

You hereby certify that:     ___   your net worth is at least $65,000 in excess of the proposed investment in the
                            |___|  bonds and you have an annual gross income of at least $65,000, or
                             ___
                            |___|  irrespective of annual gross income, your net worth is at least $225,000, or

                             ___   that you satisfy the suitability standards imposed by the state in which you
                            |___|  reside, if such standards are more stringent than those set forth above.

All computations of your net worth must exclude the value of your principal residence, its furnishings, and personal automobiles.
All other assets should be valued at their fair market value.


Investor 1 (First, Middle I., Last):
 ___ ___ ___ ___ ___ ___ ___ ___ ___ ___ ___ ___ ___ ___ ___ ___ ___ ___ ___
|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|


Investor 2 (First, Middle I., Last):
 ___ ___ ___ ___ ___ ___ ___ ___ ___ ___ ___ ___ ___ ___ ___ ___ ___ ___ ___
|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|


Registration For The Investment (How The Investment Should Be Titled):

 ___ ___ ___ ___ ___ ___ ___ ___ ___ ___ ___ ___ ___ ___ ___ ___ ___ ___ ___
|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|

                                                                      Check One Of The Following:
Investor Residence Address 1:
 ___ ___ ___ ___ ___ ___ ___ ___ ___ ___ ___ ___ ___ ___ ___ ___
|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|
                                                                       ___
                                                                      |___|  U.S. Citizen
                                                                       ___
Investor Residence Address 2:                                         |___|  Resident Alien
 ___ ___ ___ ___ ___ ___ ___ ___ ___ ___ ___ ___ ___ ___ ___ ___
|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|
                                                                       ___
                                                                      |___|  Foreign Resident; Country
                                                                                                      -----------------
                                                                       ___
City,                                State        ZIP Code            |___|  U.S. Citizen residing outside the U.S.
 ___ ___ ___ ___ ___ ___            ___ ___    ___ ___ ___ ___ ___
|___|___|___|___|___|___|          |___|___|  |___|___|___|___|___|

Occupation:
 _______________________________________________________________
|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|
Check Distribution Information (if different):


Financial Institution (Bank, Trust Company, etc.):
 ___________________________________________________________________________
|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|

Address:
 ___________________________________________________________________________
|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|

City,                                State        ZIP Code
 _______________________________    _______   ___________________
|___|___|___|___|___|___|___|___|  |___|___|  ___|___|___|___|___|

Account Number:
 ___________________________________________________________________________
|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|

Enter the taxpayer identification number. For most individual taxpayers, it is their Social Security Number. Note: If the purchase is in more than one name, the number should be that of the first person listed. For IRAs, Keoghs, and qualified plans, enter both the Social Security Number and the Taxpayer
Identification Number for the plan.


         Social Security Number               Taxpayer Identification Number (If Applicable)

Form of Ownership (Individual, IRA, Trust, UGMA, Pension Plan, etc.)


==================================================================================================================================
Broker/Dealer - Registered Representative Information (To be completed by Registered Representative)

I hereby certify that the investor(s) has read the prospectus and meets the suitability requirements.
Broker/Dealer Firm Name:

 ___ ___ ___ ___ ___ ___ ___ ___ ___ ___ ___ ___ ___ ___ ___ ___ ___ ___ ___
|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|

Registered Representative:

 ___ ___ ___ ___ ___ ___ ___ ___ ___ ___ ___ ___ ___ ___ ___ ___ ___ ___ ___
|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|

Branch Address:              _____________________________________________
Telephone Number:            _____________________________________________
Sales Representative Number: _____________________________________________
Sales Representative Signature:  _________________________________________

==================================================================================================================================
Interest Distribution:  If you are purchasing $15,000 or more of the Current Interest Subordinated Bonds, please indicate how you want fixed interest paid:
 ___                ___
|___|   Monthly    |___|   Quarterly





Subscriber Signature: (the undersigned has the authority to enter into this subscription agreement on behalf of the person(s) or entity registered above.
I (We) certify under penalty of perjury that this is my (our) correct Social
Security Number (and/or Tax Identification Number) and that interest income on this account should be reported on this number. I (We) certify, acknowledge and agree that all information in this statement is true and correct.


Authorized Signature of Investor 1 _____________________  Date _________________________

Authorized Signature of Investor 2 _____________________  Date _________________________

==================================================================================================================================
Company's Acceptance (To be completed only by an authorized representative of the IBF VI--Secured Lending Corporation.)
The foregoing subscription is accepted this ____________ day of ________________, _____

                 ______________________________________________________________
                 Authorized Representative of IBF VI-Secured Lending Corpoation



                                              [Outside back cover]

==================================================              ===========================================



     Until November 16, 2000, all dealers
that effect transactions in these securities,
whether or not participating in this offering,
may be required to deliver a prospectus. This is                               $50,000,000
in addition to the dealers' obligation to deliver
a prospectus when acting as underwriters and with
respect to their unsold allotments or
subscriptions.




                                                                   IBF VI -- Secured Lending Corporation
         -------------------------------                                           [logo]
                Table of Contents
         ------------------------------

                                                                           Current Interest Subordinated
                                                                                     Bonds
                                                                            Accretion Subordinated
                                                                                     Bonds


No dealer, salesperson or other person has been
authorized to give any information or to make any
representations other than those contained in
this prospectus and, if given or made, that
information or those representations must not be
relied upon as having been authorized by IBF VI
or any underwriter. This prospectus does not
constitute an offer to sell or a solicitation of                      ---------------------
an offer to buy any of the securities offered                               Prospectus
hereby to whom it is unlawful to make such offer                      ---------------------
in such jurisdiction to any person in any
jurisdiction. Neither the delivery of this
prospectus nor any sale made hereunder shall,
under any circumstances, create any implication
that information contained in this prospectus is
correct as of any time subsequent to the date of
this prospectus or that there has been no change
in the affairs of IBF VI since that date.




                                                                                August 18, 2000
==================================================              ===========================================


                                   PART II.

                    INFORMATION NOT REQUIRED IN PROSPECTUS


              ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Charter of IBF VI - Secured Lending Corporation ("IBF VI") provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Delaware General Corporation Law (the "DGCL"), no director or officer of IBF VI shall have any liability to IBF VI or its stockholders for monetary damages. The DGCL provides that a corporation's charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except: (1) to the extent that it is provided that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. IBF VI's Charter and Bylaws provide that IBF VI shall indemnify and advance expenses to its currently acting and its former directors to the fullest extent permitted by the DGCL and that IBF VI shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law.

         The Charter and Bylaws provide that IBF VI will indemnify its directors and officers and may indemnify employees or agents of IBF VI to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with IBF VI. However, nothing in the Charter or Bylaws of IBF VI protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. To the extent that a director has been successful in defense of any proceeding, the DGCL provides that he shall be indemnified against reasonable expenses incurred in connection therewith.

             ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the expenses in connection with this Registration Statement. IBF VI will pay all expenses of the offering. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission and NASD.




Securities and Exchange Commission Filing Fee             $  13,900.00
NASD Filing Fee                                               5,500.00
Printing Fees and Expenses                                  400,000.00
Legal Fees and Expenses                                     350,000.00
Accounting Fees and Expenses                                 50,000.00
Blue Sky Fees and Expenses                                   25,000.00
Indenture Trustee's and Registrar's Fees                     50,000.00
Miscellaneous                                                85,600.00
---------------------------------------------              -----------
TOTAL                                                      $980,000.00
                                                           ===========

               ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

         In the three years preceding the filing of this Registration Statement, IBF VI had only one transaction in which it issued its securities. In connection with the formation of IBF VI, it sold 1,000 shares of its common stock to InterBank Funding Corporation ("InterBank") to obtain $250,000 of initial capital. InterBank is the sole stockholder of IBF VI, and two of IBF VI's officers and directors are the sole owners of InterBank. The transaction was intended to be exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereunder. No underwriters were involved in connection with the sales of these securities.



                  ITEM 27. EXHIBITS

Exhibits.

Exhibit No.       SEC Ref. No.      Title of Document                                                Location

1                 (1)               Underwriting Agreement                                           Amend. 5
                                                                                                     Page E-1

2                 (1)               Selling Group Agreement                                          Amend. 5
                                                                                                     Page E-17

3                 (3)(i)            Certificate of Incorporation, as amended                         Initial Filing
                                                                                                     Page E-17

3(a)              (3)(i)            Certificate of Amendment to Certificate of Incorporation         Amend. 1
                                                                                                     Page E-32

3(b)              (3)(i)            Certificate of Amendment to Certificate of Incorporation         Amend. 2
                                                                                                     Page E-18

3(c)              (3)(i)            Certificate of Amendment to Certificate of Incorporation         Amend. 3
                                                                                                     Page E-1

4                 (3)(ii)           By-Laws                                                          Initial Filing
                                                                                                     Page E-21

5                 (4)               Proceeds Escrow Agreement                                        Amend. 5
                                                                                                     Page E-22


6                 (4)               Indenture, with exhibits                                         Amend. 6
                                                                                                     Page E-1



7                 (10)              Management Agreement                                             Amend. 3
                                                                                                     Page E-2

8                 (5)(23)           Opinion and Consent of Brown & Wood LLP                          Amend. 4
                                                                                                     Page E-1

9                 (23)              Consent of Radin, Glass & Co., LLP                               Amend. 4
                                                                                                     Page E-3

10                (25)              Form T-1, Statement of Eligibility under                         Initial Filing
                                    the Trust Indenture Act of 1939                                  Page E-195


         ITEM 28. UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling persons of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes to:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

         (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                  SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and authorizes this Registration Statement or Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, D.C., on August 15, 2000.


                     IBF VI -- SECURED LENDING CORPORATION


                                    By:  /s/ Simon A. Hershon
                                         --------------------------------
                                             Simon A. Hershon, President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or Amendment has been signed below by the following persons in the capacities and on the dates indicated.


By:  /s/ Simon A. Hershon                                   August 15, 2000
     ------------------------------------------------
         Simon A. Hershon, President
         and Director

By:  /s/ Ehud D. Laska                                      August  15, 2000
     ------------------------------------------------
         Ehud D. Laska, Director



By:  /s/ Robert L. Olson                                    August 15, 2000
     ------------------------------------------------
         Robert L. Olson, Chief Financial Officer